                                                                   EXHIBIT 10.20


                       SENIOR SUBORDINATED LOAN AGREEMENT

                                   dated as of

                                 August 1, 2000

                                      among

                     GLOBAL ENERGY EQUIPMENT GROUP, L.L.C.,
                                  as Borrower,

                                       and

                            THE LENDERS PARTY HERETO

                                TABLE OF CONTENTS

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                                                                                                         Page
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1.               Definitions.....................................................................1
SECTION 1.2.               Other Definitions..............................................................23
SECTION 1.3.               Accounting Terms and Determinations............................................24
SECTION 1.4.               Rules of Construction..........................................................24

                                   ARTICLE II

                           AMOUNT AND TERMS OF CREDIT

SECTION 2.1.               The Commitments................................................................25
SECTION 2.2.               Notes..........................................................................25
SECTION 2.3.               Interest.......................................................................25

                                   ARTICLE III

                              PREPAYMENTS; PAYMENTS

SECTION 3.1.               Voluntary Prepayments..........................................................26
SECTION 3.2.               Mandatory Offers to Prepay.....................................................27
SECTION 3.3.               Notice and Procedures..........................................................28
SECTION 3.4.               Method and Place of Payment....................................................30
SECTION 3.5.               Notation of Payment............................................................30

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1.               Organization...................................................................30
SECTION 4.2.               Capitalization.................................................................30
SECTION 4.3.               Authorization, Etc.............................................................31
SECTION 4.4.               Financial Statements...........................................................31
SECTION 4.5.               Solvency.......................................................................32
SECTION 4.6.               No Material Adverse Change.....................................................32

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                                                                                                         Page
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SECTION 4.7.               No Violation...................................................................32
SECTION 4.8.               Compliance with Laws, Etc......................................................33
SECTION 4.9.               Governmental Authorizations and Regulations....................................33
SECTION 4.10.              Employee Matters...............................................................33
SECTION 4.11.              Brokers........................................................................33
SECTION 4.12.              Insurance......................................................................33
SECTION 4.13.              Accuracy of Information........................................................34
SECTION 4.14.              Representations and Warranties in Other Documents..............................34

                                    ARTICLE V

                              CONDITIONS PRECEDENT

SECTION 5.1.               Conditions Precedent...........................................................34

                                   ARTICLE VI

                                    COVENANTS

SECTION 6.1.               Information....................................................................38
SECTION 6.2.               Payment of Taxes...............................................................39
SECTION 6.3.               Legal Existence................................................................39
SECTION 6.4.               Maintenance of Properties; Insurance; Compliance with Law; Conduct of
                              Business; Investment Company Act............................................40
SECTION 6.5.               Waiver of Stay, Extension or Usury Laws........................................40
SECTION 6.6.               Financial Covenants............................................................41
SECTION 6.7.               Limitation on Restricted Payments..............................................41
SECTION 6.8.               Limitation on Incurrence of Indebtedness.......................................45
SECTION 6.9.               Limitation on Liens............................................................47
SECTION 6.10.              Limitation on Transactions with Affiliates.....................................48
SECTION 6.11.              Limitation on Restrictions Affecting Restricted Subsidiaries...................49
SECTION 6.12.              Designation of Unrestricted Subsidiaries.......................................50
SECTION 6.13.              Limitation on the Issuance and Sale of Equity Interests of Restricted
                              Subsidiaries................................................................51
SECTION 6.14.              Limitation on Preferred Equity Interests of Restricted Subsidiaries............51
SECTION 6.15.              Limitation on Asset Sales......................................................51
SECTION 6.16.              Subsidiary Guarantees..........................................................52
SECTION 6.17.              Use of Proceeds................................................................52

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
                                   ARTICLE VII

                              SUCCESSOR CORPORATION

SECTION 7.1.               Limitation on Consolidation, Merger and Sale of Assets.........................52
SECTION 7.2.               Successor Person Substituted...................................................53

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

SECTION 8.1.               Events of Default..............................................................54
SECTION 8.2.               Acceleration...................................................................56
SECTION 8.3.               Powers and Remedies Cumulative.................................................57
SECTION 8.4.               Waiver of Past Defaults and Events of Default..................................57
SECTION 8.5.               Rights of Lenders to Receive Payment...........................................57
SECTION 8.6.               Restoration of Rights and Remedies.............................................57

                                   ARTICLE IX

                                  SUBORDINATION

SECTION 9.1.               Loans Subordinate to Senior Indebtedness.......................................58
SECTION 9.2.               Payment Over of Proceeds upon Dissolution, Etc.................................58
SECTION 9.3.               Suspension of Payment When Designated Senior Indebtedness in Default...........59
SECTION 9.4.               Subrogation to Rights of Holders of Senior Indebtedness........................61
SECTION 9.5.               Provisions Solely to Define Relative Rights....................................62
SECTION 9.6.               No Waiver of Subordination Provisions..........................................62
SECTION 9.7.               Reliance on Judicial Order or Certificate of Liquidating Agent.................63
SECTION 9.8.               No Suspension of Remedies......................................................63
SECTION 9.9.               Amendments.....................................................................63
SECTION 9.10.              Proofs of Claim................................................................63
SECTION 9.11.              Reinstatement..................................................................63
SECTION 9.12.              Additional Definitions.........................................................64

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                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.1.              Notices........................................................................64
SECTION 10.2.              No Waivers.....................................................................64
SECTION 10.3.              Indemnification................................................................65
SECTION 10.4.              Expenses; Documentary Taxes....................................................67
SECTION 10.5.              Benefit of Agreement; Assignments; Participations..............................67
SECTION 10.6.              New York Law; Submission to Jurisdiction; Waiver of Jury Trial.................68
SECTION 10.7.              Independence of Representations, Warranties and Covenants......................69
SECTION 10.8.              Severability...................................................................69
SECTION 10.9.              Entire Agreement; Benefit......................................................69
SECTION 10.10.             Headings.......................................................................69
SECTION 10.11.             Counterparts...................................................................69


SIGNATURE PAGES

Schedule 2.1                 -      Lenders' Commitments
Schedule 4.2                 -      Capitalization
Schedule 4.3                 -      Documents
Schedule 6.10                -      Existing Affiliate Transactions
Schedule I                   -      Lender Contact Information

Exhibit A                    -      Form of Note
Exhibit B                    -      Form of Subsidiary Guarantee
Exhibit C-1                  -      Form of Stockholders' Agreement
Exhibit C-2                  -      Form of Equityholders' Agreement
Exhibit D                    -      Form of Opinion of White & Case LLP
Exhibit E                    -      Form of Assignment Agreement
Exhibit F                    -      Form of Solvency Certificate
Exhibit G                    -      Form of Closing Certificate

                       SENIOR SUBORDINATED LOAN AGREEMENT

                  SENIOR SUBORDINATED LOAN AGREEMENT dated as of August 1, 2000 ("Agreement") among Global Energy Equipment Group, L.L.C., a Delaware limited liability company (the "Borrower"), and the lenders party hereto from time to time (the "Lenders").

                  The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

                  "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or any Restricted Subsidiary; provided, however, that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition, such Person becoming a Restricted Subsidiary or such merger or consolidation.

                  "Acquisition" means the merger pursuant to the Acquisition Agreement.

                  "Acquisition Agreement" means the Agreement and Plan of Merger dated as of July 14, 2000, among Saw Mill Investments LLC, GEEG Holdings, L.L.C., GEEG Acquisition Holdings Corp. and GEEG Acquisition, L.L.C.

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that Donaldson, Lufkin & Jenrette Securities Corporation and its Affiliates shall not be deemed to be Affiliates of the Borrower.

                  "amend" means amend, modify, supplement, restate or amend and restate, including successively; and "amending", "amended" and "amendment" have correlative meanings.

                  "Annualized Basis" means, with respect to the determination of any amount for any period (for purposes of this definition, the "Subject Period"), the product obtained by multiplying (a) the amount accrued during the period commencing with (and including) the Closing Date and ending on the last day of the Subject Period and (b) the quotient obtained by dividing (i) 365 by
(ii) the number of days from (and including) the Closing Date to (and including) the last day of the Subject Period.

                  "Applicable Premium" means, as a percentage of the principal amount, (i) at any time on or prior to the fourth anniversary of the Closing Date, 113.500% and (ii) at any time thereafter, during each twelve-month period commencing after the anniversary of the Closing Date set forth in the table below, the percentage set forth opposite such anniversary in the table below:

                        Anniversary                         Percentage
                        -----------                         ----------
                        4................................     110.125%
                        5................................     106.750
                        6................................     105.400
                        7................................     104.050
                        8................................     102.700
                        9................................     101.350

                  "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Borrower or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Borrower or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Borrower or any Restricted Subsidiary or (ii) any acquisition by the Borrower or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of an operating unit or line of business of such Person.

                  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, by way of any merger, consolidation or sale and leaseback transaction) to any Person other than the Borrower or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary or (ii) other than in the ordinary course of business, any other property or asset of the Borrower or any Restricted Sub-sidiary (including awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). The term "Asset Sale" shall not include
(a) any transaction covered by and consummated in compliance with Section 7.1; provided, however, that any transaction consummated in compliance with Section
7.1 involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the Properties of the Borrower and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the Properties of the Borrower and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of inventory in the ordinary course of business; (c) dispositions of equipment which is obsolete, worn out or otherwise no longer useful in the business of the Borrower and its Restricted Subsidiaries in the good faith opinion of management; (d) any Restricted Payment permitted by Section 6.7; (e) any sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries which gives rise to a Change of Control; (f) any non-exclusive licensing arrangement entered into by the Borrower or any Restricted Subsidiary with respect to any intellectual property in the ordinary course of business consistent with past practice; (g) sales of Cash Equivalents; and (h) sales or exchanges at fair market value of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged. In addition, solely for purposes of Section 3.2, sales, conveyances, transfers, leases or other dispositions of properties or assets in a single transaction or series of related transactions involving assets with a fair market value of less than $500,000 shall be deemed not to be an Asset Sale.

                  "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any other Law relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

                  "Board of Directors" means (i) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (ii) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor), (iii) in the case of a Person that is a limited liability company, the board of managers of such Person or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

                  "Board Resolution" means a copy of a resolution certified pursuant to an Officers' Certificate to have been duly adopted by the Board of Directors of the Borrower and to be in full force and effect, and delivered to the Lenders.

                  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

                  "Capital Expenditures" means, for any period, the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

                  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

                  "Cash Equivalents" means, at any time:

                  (a) any direct obligation of (or obligation unconditionally guaranteed by) the United States of America or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof) maturing not more than six months after such time;

                  (b) commercial paper maturing not more than 180 days from the date of issue, which is issued by

                           (i) a corporation (other than an Affiliate of any
                  Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody's, or

                           (ii) any lender under the Senior Credit Facility;

                  (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than six months after its date of issuance, which is issued by either

                           (i) any bank organized under the laws of the United
                  States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody's or A or higher from S&P and (y) a combined capital and surplus greater than $500 million, or

                           (ii) any lender under the Senior Credit Facility; or

                  (d) any repurchase agreement having a term of 7 days or less entered into with any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

                           (i) is secured by a fully perfected security interest
                  in any obligation of the type described in clause (a), and

                          (ii) has a market value at the time such repurchase
                  agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

                  "CFI" means Consolidated Fabrications, Inc., a Massachusetts corporation.

                  "CFI Acquisition" means the acquisition by the Borrower of any Restricted Subsidiary of CFI's businesses in accordance with the terms of the CFI Acquisition Agreement.

                  "CFI Acquisition Agreement" means any stock purchase or asset sale agreement executed and delivered by the Borrower and/or any Restricted Subsidiary, on the one hand, and CFI and/or its stockholders, on the other hand, with respect to the acquisition by the Borrower and/or such Restricted Subsidiary of CFI's businesses.

                  "Change of Control" shall mean the occurrence of any of the following events (whether or not approved by the Board of Directors of the Borrower):

                  (a) after the initial Public Equity Offering, any Person or "group" (other than the Permitted Holders) is or becomes the "beneficial owner," directly or indirectly, of Equity Interests representing 30% or more of the total voting power of the Voting Equity Interests of the Borrower at any time when the Permitted Holders own Equity Interests representing a lesser percentage of the total voting power of the Voting Equity Interests of the Borrower;

                  (b) the Borrower consolidates with, or merges with or into, another Person, or the Borrower or one or more Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, the Borrower, in any such event other than pursuant to a transaction in which the Person or Persons that owned the Equity Interests of the Borrower immediately prior to such transaction, own Equity Interests representing a majority of the total voting power of the Voting Equity Interests and representing a majority of the equity of the surviving or transferee Person;

                  (c) prior to the initial Public Equity Offering, Harvest shall cease to own, directly or indirectly through Parent and/or Holdings, 80% or more of the Equity Interests of the Borrower held by it on the Closing Date after giving effect to the Acquisition;

                  (d) prior to the initial Public Equity Offering, the Permitted Holders shall cease (i) to have the power to elect a majority of the members of the Board of Directors of the Borrower; or (ii) to own Equity Interests representing at least 51% of the Voting Equity Interests of the Borrower or 51% of the equity of the Borrower;

                  (e) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the stockholder of the Borrower or whose nomination for election by the Board of Directors of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office after an initial Public Equty Offering;

                  (f) there shall occur the liquidation or dissolution of the Borrower.

For purposes of this definition, (I) "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and (II) "beneficial ownership" and its derivatives has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise.

                  "Closing Date" means the date hereof.

                  "Code" means the Internal Revenue Code of 1986.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Equity Interests" means any Equity Interests other than Preferred Equity Interests.

                  "Common Stock" means the common stock of Parent, par value $0.01 per share, to be issued to the Lenders on the Closing Date.

                  "Consolidated EBITDA" means, for any applicable period, the sum of

                  (a) Consolidated Net Income of such Person,

plus

                  (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) income tax expense (whether paid or deferred), (ii) Consolidated Interest Expense, (iii) fees, costs and expenses paid by the Borrower or any of its Restricted Subsidiaries in respect of the Transaction in an amount not exceeding $15.5 million,
         (iv) amounts attributable to amortization and depreciation of assets and (v) other non-cash, non-recurring charges (including, and together with, non-cash charges resulting from the granting to officers and employees of Holdings and its Subsidiaries of options to acquire Equity Interests of Holdings to the extent such charges arise in respect of the differential between the exercise price of such options and the fair market value of such Equity Interests at the time of such grant or at any time thereafter prior to the exercise thereof), minus

                  (c) to the extent included in such Consolidated Net Income, non-cash credits.

                  "Consolidated Fixed Charges" means, for any period, the sum (for all such fiscal quarters) of, without duplication, (i) Consolidated Interest Expense during such period, (ii) Capital Expenditures of the Borrower and its Restricted Subsidiaries made during such period, (iii) scheduled principal repayments of Indebtedness required to be made during such period,
(iv) all income taxes paid in cash by the Borrower and its Restricted Subsidiaries during such period (net of any cash refunds received during such period) and (v) all Restricted Payments (excluding payments made pursuant to
Section 6.7(b)(viii)) made in cash by the Borrower during such period; provided that, in the event the applicable four-fiscal-quarter period would include any period of time prior to the Closing Date, the amounts referred to in subclauses
(i) and (iii) shall be determined on an Annualized Basis.

                  "Consolidated Interest Expense" means, for any fiscal quarter, the aggregate interest expense (both accrued and paid) of the Borrower and its Restricted Subsidiaries for such fiscal quarter that has been paid or is payable in cash, including the portion of any payments made in respect of Capital Lease Obligations and Synthetic Leases allocable to interest expense (net of interest income paid during such period to the Borrower and its Restricted Subsidiaries).

                  "Consolidated Net Income" means, for any period, the aggregate of all amounts (including and together with all amounts in respect of extraordinary gains and extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrower and its Restricted Subsidiaries for such period.

                  "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; provided that Contingent Liabilities shall not include customary indemnities set forth in agreements entered into in the ordinary course of business between the Borrower and its Subsidiaries, on the one hand, and their customers on the other hand. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

                  "Credit Documents" means this Agreement, the Notes, the Subsidiaries Guarantees, the Shareholders' Agreement and the certificates representing the Common Stock.

                  "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary against fluctuations in currency values.

                  "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

                  "Designated Senior Indebtedness" means (a) any Senior Indebtedness under the Senior Credit Facility and (b) at any time after the Senior Credit Facility has been terminated, any other Senior Indebtedness which at the time of determination exceeds $15 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Lenders have been given written notice of such designation.

                  "Disinterested Director" means a member of the Board of Directors of the Borrower who does not have any direct or indirect financial interest in or with respect to the transaction being considered.

                  "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

                  "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date which is 90 days after the Final Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change in control occurring on or prior to the Final Maturity Date shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than Section 3.2(b) and such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Borrower's prepayment of the Loans as are required to be prepaid pursuant to Section 3.2(b).

                  "Enforceability Exceptions" means, with respect to any obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (other than, in any such case, any federal or state laws relating to fraudulent transfers).

                  "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976 and any other applicable federal, state, local or foreign statute, rule, regulation, order, judgment, directive, decree, permit, license or common law as in effect now, previously or at any time during the term of this Agreement, and regulating, relating to or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, or human health or safety.

                  "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

                  "Equity Investment" means (1) the purchase by the Permitted Holders of Common Equity Interests of Parent in an aggregate amount of not less than $80.6 million in cash, and the contribution of such amount by Parent to the Merger Sub as cash equity and (2) the rollover of equity investments by management of the Borrower and existing shareholders of Holdings in an aggregate amount of not less than $20.4 million (which amount is contributed to the Borrower), in each case pursuant to the Acquisition Documents.

                  "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

                  "Existing Business" means a business of the GEEG Entities conducted on the date hereof or any activity reasonably related thereto and reasonable extensions thereof.

                  "fair market value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. For the purposes of Sections 3.2,
6.7 and 6.15, (i) in the case of any transaction or series of related transactions with an estimated value of more than $2.5 million, fair market value shall be determined in good faith by the Board of Directors of the Borrower, which determination shall be evidenced by a Board Resolution delivered to the Lenders and (ii) in all other cases, fair market value shall be determined in good faith by the management of the Borrower.

                  "Fee Letter" means the fee letter dated as of the date hereof by and between the Borrower and Donaldson, Lufkin & Jenrette Securities Corporation.

                  "Final Maturity Date" means the tenth anniversary of the Closing Date.

                  "Foreign Subsidiary" means any Subsidiary of the Borrower which is organized under the laws of any jurisdiction outside of the United States of America.

                  "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

                  "GEEG Entities" means Parent, Holdings, the Borrower and its Subsidiaries.

                  "Governmental Authority" means any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, securities exchange, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

                  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

                  "Harvest" means Harvest Partners, Inc., a New York corporation.

                  "Hazardous Material" means any pollutant, contaminant or hazardous, toxic or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical and any other substance that gives rise to liability under any Environmental Law.

                  "Holdings" means GEEG Holdings, L.L.C., a Delaware limited liability company.

                  "in the ordinary course of business" means in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practice.

                  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred" and "incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or any Restricted Subsidiary shall be deemed to be incurred at such time.

                  "Indebtedness" of any Person means, without duplication:

                  (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

                  (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                  (c) all Capital Lease Obligations of such Person;

                  (d) net liabilities of such Person under all Interest Rate Protection Obligations and Currency Agreements;

                  (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business) and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, to the extent such indebtedness is not assumed by such Person the recourse against such Person by the obligee of such indebtedness is limited to the assets so secured, the amount of such indebtedness shall be deemed to be the lesser of (x) the aggregate amount of such indebtedness and (y) the fair market value of the assets securing such indebtedness);

                  (f) obligations arising under Synthetic Leases of such Person;

                  (g) Disqualified Equity Interests of such Person; and

                  (h) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Independent Financial Advisor" means a nationally recognized accounting, appraisal, investment banking firm or consultant (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Borrower and (ii) which, in the judgment of the Board of Directors of Parent, is otherwise independent and qualified to perform the task for which it is to be engaged.

                  "Interest Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters of (a) Consolidated EBITDA (for all such fiscal quarters) of the Borrower to (b) Consolidated Interest Expense (for all such fiscal quarters) of the Borrower; provided that, in the event the applicable four fiscal quarter period would include any period of time prior to the Closing Date, Interest Expense for the purposes of this clause (b) shall be determined on an Annualized Basis.

                  "Interest Payment Dates" means each August 1 and February 1, commencing February 1, 2001.

                  "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and
(ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

                  "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors of the Person making such transfer.

                  "Laws" means any applicable federal, state, local or foreign statutes, laws, codes, common law rules, ordinances, rules, regulations, permits, licensing or other requirements or any judicial or administrative decision of any governmental authority.

                  "Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of

                  (a) the excess of (i) Total Debt outstanding on the last day of such fiscal quarter over (ii) the amount of up to $35.0 million of Unrestricted Cash on the last day of such fiscal quarter to

                  (b) Consolidated EBITDA of the Borrower computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters;

provided that (x) for purposes of determining Total Debt outstanding on the last day of a fiscal quarter the determination thereof shall be based on the average daily utilized portion of the "Revolving Loan Commitment Amount" (as defined in the Senior Credit Facility) for the thirty-day period ending on the last day of such fiscal quarter and (y) for purposes of determining Unrestricted Cash on the last day of a fiscal quarter the determination thereof shall be based on the average daily amount of Unrestricted Cash for the thirty-day period ending on the last day of such fiscal quarter.

                  "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof) and any agreement to give any of the foregoing.

                  "Material Adverse Effect" means a material adverse effect on
(i) the business, operations, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (ii) the rights and remedies of the Lenders under any Credit Document.

                  "Material Restricted Subsidiary" shall mean a Restricted Subsidiary that is a "Material Subsidiary" as defined in the Senior Credit Facility as in effect on the Closing Date.

                  "Merger Sub" means GEEG Acquisition, L.L.C., a Delaware limited liability company.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Net Cash Proceeds" means the aggregate proceeds in the form of cash or cash equivalents received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale, including all cash or cash equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or cash equivalents, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be provided as a reserve in accordance with GAAP against any potential purchase price adjustment or any other liabilities associated with the asset disposed of in such transaction and retained by the seller after such sale or other disposition thereof, including, to the extent required under GAAP, any indemnification obligations associated with such transaction; provided that any such amounts shall constitute Net Cash Proceeds (to the extent not used to satisfy such liabilities) at any time such reserves are no longer required to be maintained in accordance with GAAP; and
(d) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

                  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

                  "Obligors" means the Borrower and the Subsidiary Guarantors.

                  "Officer," with respect to any Person, means the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of such Person, or any other officer designated by the Board of Directors of such Person, as the case may be.

                  "Orders" means any judgment, decree, order, regulation, injunction, writ or rule of any governmental authority applicable to the Borrower or any of its Subsidiaries.

                  "Parent" means GEEG Acquisition Holdings, Corp., a Delaware corporation.

                  "Payment Date" means a Change of Control Offer Payment Date or a Net Proceeds Offer Payment Date.

                  "Permits" means all licenses, permits, exemptions, registrations, filings and approvals of or with any Governmental Authority.

                  "Permitted Holders" means Harvest and its Affiliates.

                  "Permitted Investments" means:

                  (a) Cash Equivalents;

                  (b) Interest Rate Protection Obligations and Currency Agreements permitted by Sections 6.8(b)(v) and (vi);

                  (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

                  (d) Investments by way of contributions to capital or purchases of Equity Interests (i) by the Borrower in any Subsidiary Guarantor that is or becomes a Wholly

         Owned Restricted Subsidiary or by any Subsidiary Guarantor that is or becomes a Wholly Owned Restricted Subsidiary in other Subsidiary Guarantors that are Wholly Owned Restricted Subsidiaries or (ii) by any Restricted Subsidiary in the Borrower;

                  (e) Investments by the Borrower or by any Subsidiary Guarantor in Foreign Subsidiaries in an aggregate amount not to exceed $15.0 million at any time outstanding;

                  (f) Investments by a Foreign Subsidiary in any other Foreign Subsidiary that is a Wholly Owned Restricted Subsidiary;

                  (g) Investments made by the Borrower or any Restricted Subsidiary that constitute (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase of goods or services, in each case in the ordinary course of business;

                  (h) Investments in respect of loans and advances made by the Borrower or any Restricted Subsidiary in the ordinary course of business and consistent with past practices to their respective employees for moving, travel and emergency expenses and other similar expenses or for income tax liabilities, so long as the aggregate principal amount thereof does not exceed $500,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

                  (i) Investments in respect of loans made by the Borrower ("Management Notes") to certain of its executives and other managers ("Management Investors") in connection with their purchase of Equity Interests of Parent ("Management Units"), so long as the proceeds of such notes are used concurrently dollar-for-dollar for the purchase of such Management Units and then contributed concurrently by Parent as a capital contribution to the Borrower;

                  (j) Asset Acquisitions;

                  (k) advances to subcontractors in the ordinary course of business;

                  (l) non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by
         Section 6.15; and;

                  (m) other Investments in an aggregate amount not to exceed $10.0 million at any time outstanding.

                  "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is acquired by, or merged into or consolidated with, the Borrower or any Re-stricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not secure any property or assets of the Borrower or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such acquisition, merger or consolidation; (b) Liens existing on the Closing Date; (c) Liens securing Purchase Money Indebtedness incurred pursuant to Section 6.8(b)(iii); provided, however, that (i) such Liens do not extend to any assets of the Borrower or any Restricted Subsidiary other than the assets acquired with the proceeds of such Indebtedness (and improvements thereto or thereon) and (ii) such Liens attach within 90 days of the incurrence of such Indebtedness or such improvement; (d) Liens to secure any Permitted Refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other assets (other than improvements thereto); (e) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (f) Liens securing Senior Indebtedness; (g) Liens securing Indebtedness of the type permitted by Section 6.8(b)(ix) and covering only assets of the Foreign Subsidiary obligated under such Indebtedness; and (h) other Liens on property of the Borrower and its Restricted Subsidiaries; provided that the Indebtedness and other obligations secured thereby does not exceed $1.0 million.

                  "Permitted Refinancing" means, with respect to any Indebtedness, Indebtedness to the extent representing a refinancing of such Indebtedness; provided, however, that (1) the refinancing Indebtedness shall not exceed the sum of the amount of the Indebtedness being refinanced, plus the amount of accrued interest or dividends thereon, the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and reasonable fees and expenses incurred in connection therewith; (2) the refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced and shall not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Borrower or any Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Borrower or a Restricted Subsidiary) upon a change of control of the Borrower pursuant to provisions substantially similar to Section 3.2(b); (3) Indebtedness that ranks pari passu with the Loans may be refinanced only with Indebtedness that is made pari passu with or subordinate in right of payment to the Loans, and Indebtedness that is subordinated in right of payment to the Loans may be refinanced only with Indebtedness that is subordinate in right of payment to the Loans on terms no less favorable to the Lenders than those contained in the Indebtedness being refinanced; and (4) the refinancing Indebtedness shall be incurred by the obligor on the Indebtedness being refinanced or by the Borrower.

                  "Permitted Seller Note" means an unsecured promissory note issued by Parent or the Borrower in connection with an Asset Acquisition, which note (i) provides for a final stated maturity date that is not prior to the earlier of (x) the fifth anniversary of the closing of such Asset Acquisition and (y) January 31, 2011 (but which may provide for scheduled amortization of the original principal amount thereof on each anniversary of such closing date to the extent each such required amortization payment does not exceed 20% of the original principal amount thereof), (ii) bears interest at an annual rate not in excess of 10%, payable with the issuance of additional promissory notes in form and substance substantially similar to such promissory note (it being understood and agreed that each such additional promissory note shall constitute a Permitted Seller Note), (iii) does not provide the holders thereof with the guaranty of any Affiliate of the issuer thereof, (iv) is subordinated in right of payment to the Obligations hereunder (it being understood that cross-acceleration provision with respect to Indebtedness in an aggregate principal amount in excess of $10.0 million shall not be prohibited) and (v) does not contain any financial maintenance covenants or any cross-default provisions.

                  "Permitted Subordinated Reorganization Securities" means securities of the Borrower issued in a plan of reorganization in a case under Bankruptcy Law relating to the Borrower which constitutes either (x) Equity Interests (other than Disqualified Equity Interests with the reference to "Final Maturity Date" in the definition of such term modified to relate to the final stated maturity of any debt securities issued in such plan of reorganization to the holders of Designated Senior Indebtedness ("Senior Reorganization Securities")) or (y) debt securities of the Borrower which (i) are unsecured,
(ii) have no scheduled mandatory amortization thereon prior to the final stated maturity of the Senior Reorganization Securities, (iii) are subordinated in right of payment to the Senior Reorganization Securities to at least the same extent as the Loans are subordinated to Designated Senior Indebtedness and (iv) have terms no more beneficial in the aggregate to the holders thereof than those in effect with respect to the Loans.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

                  "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

                  "Prepayment Offer" means a Change of Control Offer or a Net Proceeds Offer.

                  "principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security, including, in the case of the Loans, any premium payable to the Lenders upon repayment of any Loans prior to the Final Maturity Date.

                  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

                  "Public Equity Offering" means an underwritten public offering for cash of Common Equity Interests of Parent, Holdings or the Borrower pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8 or similar form).

                  "Purchase Money Indebtedness" means Indebtedness incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment; provided, however, (x) such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the property and assets so acquired or constructed and (y) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing.

                  "Qualified Equity Interest" means any Equity Interest of the Borrower other than any Disqualified Equity Interest.

                  "redeem" means redeem, repurchase, defease or otherwise acquire or retire for value; and "redemption" and "redeemed" have correlative meanings.

                  "refinance" means refinance, renew, extend, replace, defease or refund, in whole or in part, including successively; and "refinancing" and "refinanced" have correlative meanings.

                  "Replacement Assets" means assets that will be used or useful in an Existing Business and Equity Interests in any Person that is or becomes a Restricted Subsidiary upon the acquisition of such Equity Interests.

                  "Required Lenders" means (i) at any time prior to the Closing Date, Lenders holding more than 50% of the Commitments and (ii) at any time thereafter, Lenders holding more than 50% in aggregate principal amount of the Loans outstanding at such time.

                  "Restricted Subsidiary" means any Subsidiary of the Borrower other than any Unrestricted Subsidiary.

                  "S&P" means Standard & Poor's Rating Group and its successors.

                  "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                  "Senior Credit Facility" means the Credit Agreement dated as of August 1, 2000 by and among the Borrower, as borrower, DLJ Capital Funding, Inc., as sole lead arranger and syndication agent, Bankers Trust Company, as administrative agent, and the lenders party thereto, together with the documents related thereto (including the notes, any guarantee agreements and security documents). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any amendment to such credit agreement and ancillary documents and all refinancings thereof, including any agreement or agreements (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder to the extent permitted hereunder.

                  "Senior Credit Facility Agent" means Bankers Trust Company as administrative agent for the Senior Credit Facility, or any successor thereto; provided that notice of the appointment of such a successor agent as has been given to the Lenders.

                  "Senior Indebtedness" means

                  (1) all Indebtedness of the Borrower or any Restricted Subsidiary outstanding under the Senior Credit Facility (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not that interest is an allowable claim in that bankruptcy proceeding);

                  (2) all Interest Rate Protection Obligations and Currency Agreements with any lender under the Senior Credit Facility or any Affiliate of such lender (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not that interest is an allowable claim in that bankruptcy proceeding);

                  (3) any other Indebtedness (including Acquired Indebtedness) permitted to be incurred by the Borrower or any Restricted Subsidiary under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Loans or the relevant Subsidiary Guarantee; and

                  (4) all Obligations with respect to the foregoing.

                  Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

                  (1) any liability for federal, state, local or other taxes owed or owing by the Borrower or any of its Subsidiaries;

                  (2) any Indebtedness of the Borrower or any Restricted Subsidiary to Parent, Holdings, the Borrower or any of its Subsidiaries;

                  (3) any trade payables;

                  (4) that portion of Indebtedness incurred in violation of the
         Section 6.8; or

                  (5) any Indebtedness or obligation of the Borrower or any Restricted Subsidiary which is expressly subordinated in right of payment to any other Indebtedness or obligation of the Borrower or such Restricted Subsidiary, as applicable, including any Subordinated Indebtedness of the Borrower.

                  "Senior Subordinated Obligations" means all Obligations with respect to the Loans, including principal, premium, if any, interest and liquidated damages, if any, payable pursuant to the terms of the hereof or any other Credit Document (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise.

                  "Shareholders' Agreement" means, collectively, (i) a stockholders' agreement among Parent and its stockholders, substantially in the form of Exhibit C-1, and (ii) an equityholders' agreement among Parent, it stockholders, Holdings and its members, substantially in the form of Exhibit C-2.

                  "Stated Maturity", when used with respect to any Loan or any installment of interest thereon, means the date specified in such Loan as the fixed date on which the principal of such Loan or such installment of interest is due and payable.

                  "Subordinated Indebtedness" means any Indebtedness of the Borrower which is expressly subordinated in right of payment to the Loans.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first Person. Unless otherwise indicated, Subsidi-aries of the Borrower shall be deemed to include its Subsidiaries after giving effect to the Acquisition.

                  "Subsidiary Guarantee" means a senior subordinated guarantee of the Borrower's Obligations under this Agreement and the Notes, substantially in the form of Exhibit F.

                  "Subsidiary Guarantor" means each Restricted Subsidiary of the Borrower that has executed and delivered to the Lenders a Subsidiary Guarantee, until such Restricted Subsidiary is released from its Subsidiary Guarantee.

                  "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

                  "Synthetic Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

                  "Total Debt" means, on any date, without duplication, the outstanding principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries of the type referred to in clause (a), clause (b) (excluding obligations relative to the face amount of letters of credit to the extent such face amount has not been drawn), clause (c), clause (e), clause (f) and clause (g), in each case of the definition of "Indebtedness", and any Contingent Liability in respect of any of the foregoing; provided, however, that Indebtedness in respect of Permitted Seller Notes shall not be included in the calculation of Total Debt to the extent that such notes do not provide for any scheduled repayments or mandatory prepayments or redemptions of the principal thereof prior to January 31, 2011 or for any payment of cash interest or fees with respect thereto prior to such date.

                  "Transactions" means (i) the consummation of the Acquisition,
(ii) the borrowing of the Loans, (iii) the initial borrowing under the Senior Credit Facility, (iv) the Equity Investment and (v) the payment of fees and expenses in connection therewith.

                  "Trigger Date" means a Change of Control Trigger Date, a Net Proceeds Offer Trigger Date or a Restricted Payment Offer Trigger Date.

                  "Unrestricted Cash" means, at any time, cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent such cash and Cash Equivalents are not subject to any Lien (other than a Lien in favor of the "Administrative Agent" pursuant to a "Loan Document" as such terms are defined in the Senior Credit Facility) or any restriction as to its use and is included in "cash and cash equivalents" and not "restricted cash" on the consolidated balance sheet of the Borrower.

                  "Unrestricted Subsidiary" means any Subsidiary of the Borrower designated as such pursuant to Section 6.12, until such designation is revoked pursuant to Section 6.12.

                  "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

                  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Borrower.

                  SECTION 1.2. Other Definitions. The definitions of the following terms may be found in the sections indicated as follows:

      "Accrued Portion".........................................................            6.7(a)
      "Acquisition Documents"...................................................            5.1(b)
      "Affiliate Transaction"...................................................           6.10(a)
      "Agreement"...............................................................         Introduction
      "Assignee Lender".........................................................           10.5(b)
      "Assignor Lender".........................................................           10.5(b)
      "Authorized Officer"......................................................            5.1(n)
      "Basket"..................................................................            6.7(a)
      "Board"...................................................................           6.17(b)
      "Borrower"................................................................         Introduction
      "Change of Control Offer".................................................            3.2(b)
      "Change of Control Offer Amount"..........................................            3.2(b)
      "Change of Control Offer Payment Date"....................................            3.2(b)
      "Change of Control Trigger Date"..........................................            3.2(b)
      "Commitment"..............................................................             2.1
      "Controlling Person"......................................................             10.3

      "Designation".............................................................             6.12
      "Designation Amount"......................................................             6.12
      "Documents"...............................................................             4.3
      "Equity Investment Documents".............................................            5.1(b)
      "Event of Default"........................................................             8.1
      "Indemnified Parties".....................................................             10.3
      "Loans"...................................................................             2.1
      "Lenders".................................................................         Introduction
                                                                                   Definition of Permitted
      "Management Investors", "Management Notes" and "Management Units".........         Investments
      "Mandatory Prepayment Offer Notice".......................................            3.3(a)
      "Net Proceeds Offer"......................................................            3.2(a)
      "Net Proceeds Offer Amount"...............................................            3.2(a)
      "Net Proceeds Offer Payment Date".........................................            3.2(a)
      "Net Proceeds Offer Trigger Date".........................................            3.2(a)
      "Non-Payment Event of Default"............................................            9.3(b)
      "Notes"...................................................................             2.2
      "Payment Default".........................................................             9.3
      "Projections".............................................................            4.4(d)
      "Register"................................................................           10.5(d)
      "Representative"..........................................................            9.3(b)
      "Restricted Payment"......................................................            6.7(a)
      "Restricted Payment Offer"................................................            3.2(c)
      "Restricted Payment Offer Amount".........................................            3.2(c)
      "Restricted Payment Offer Trigger Date"...................................            3.2(c)
      "Revocation"..............................................................           6.12(c)
      "Senior Credit Facility Documents"........................................            5.1(b)
      "Standstill Period".......................................................             8.2
      "Subsidiary Guarantee"....................................................             6.16

                  SECTION 1.3. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP.

                  SECTION 1.4. Rules of Construction. (a) The definitions in
Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                                      -25-
                  (b) Unless the context shall otherwise require, all references herein to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (iii) agreements and other contractual instruments include subsequent amendments, assignments, and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document, (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations, and (v) time shall be deemed to be to New York City time.


                                   ARTICLE II

                           AMOUNT AND TERMS OF CREDIT


                  SECTION 2.1. The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender agrees to make a term loan (each, a "Loan," and, collectively, the "Loans") to the Borrower on the Closing Date in the amount equal to 99.0% of the principal amount set forth next to such Lender's name on Schedule 2.1 (each, a "Commitment," and collectively, the "Commitments"). Once repaid, Loans may not be reborrowed.

                  SECTION 2.2. Notes. (a) Each Loan shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A, with blanks appropriately completed in conformity herewith (each a "Note" and, collectively, the "Notes").

                  (b) Each Lender will note on its internal records the amount of the Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower's obligations in respect of such Loans.

                  SECTION 2.3. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan at the rate equal to 13.50% per annum. Interest shall accrue on each Loan from the Closing Date until the payment thereof.

                  (b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the rate which is 1.0% in excess of the rate then borne by such Loans. Interest which accrues under this Section 2.3(b) shall be payable on demand.

                  (c) Accrued interest shall be payable in respect of each Loan,
(i) on each Interest Payment Date and (ii) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

                  (d) Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and the number of days actually elapsed.


                                   ARTICLE III

                              PREPAYMENTS; PAYMENTS


                  SECTION 3.1. Voluntary Prepayments. (a) On or prior to the third anniversary of the Closing Date, the Borrower shall have the right to prepay up to $22.5 million in aggregate principal amount of the Loans with the net cash proceeds of one or more Public Equity Offerings (which proceeds are received by or contributed to the Borrower in cash as common equity) at the Applicable Premium, plus accrued and unpaid interest, if any, to the date of prepayment.

                  (b) After the third anniversary of the Closing Date, the Borrower shall have the right to prepay the Loans, in whole or in part at any time or from time to time, at the Applicable Premium, plus accrued and unpaid interest, if any, to the date of prepayment.

                  (c) The Borrower shall give the Lenders prior to 12:00 noon at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans and the amount of such prepayment. Each partial prepayment of Loans pursuant to this Section 3.1 shall be in an aggregate principal amount of at least $1.0 million and in integral multiples of $10,000 in excess thereof. Each prepayment pursuant to this Section
3.1 shall be applied pro rata among the Loans.

                  SECTION 3.2.  Mandatory Offers to Prepay.

                  (a)  Prepayments from Asset Sales.

                    (i) Upon the consummation of an Asset Sale, the Borrower shall apply, or cause the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit fa-cility, effect a permanent reduction in the availability under such revolving credit facility (whether or not such prepayment and/or commitment reduction is required), (B) to make an investment in Replacement Assets or (C) a combination of prepayment and investment permitted by the foregoing clauses (A) and (B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Borrower or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (A), (B) and (C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B) and (C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Borrower or such Restricted Subsidiary to make an offer to prepay the Loans at a price in cash equal to the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") in accordance with the procedures set forth in Sections 3.3 through 3.5; provided, however, that if at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 3.2(a). The Borrower may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $2.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $2.0 million, shall be applied as required pursuant to this paragraph).

                   (ii) In the event of the transfer of substantially all (but not all) of the Property of the Borrower and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 7.1, the successor corporation shall be deemed to have sold the Properties of the Borrower and its Restricted Subsidiaries not so transferred for purposes of this Section 3.2(a), and shall comply with the provisions of this Section 3.2(a) with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such Properties of the Borrower or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this
         Section 3.2(a).

                  (iii) Notwithstanding the two immediately preceding paragraphs, the Borrower and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; provided that any consideration constituting cash and Cash

         Equivalents received by the Borrower or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

                  (b)  Prepayments Upon Change of Control.

                    (i) Within 30 days following any Change of Control (each a "Change of Control Offer Trigger Date"), the Borrower will be obligated to offer to prepay the Loans (the "Change of Control Offer Amount") at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment (the "Change of Control Offer"), on a date (the "Change of Control Offer Payment Date") in accordance with the procedures set forth in Sections
         3.3 through 3.5.

                   (ii) Prior to the mailing of the notice to the Lenders provided for in Section 3.3 below but in any event within 30 days following any Change of Control, the Borrower hereby covenants to (i) repay in full all Indebtedness under the Senior Credit Facility or to offer to repay in full all such Indebtedness and to repay the Indebtedness of each lender under the Senior Credit Facility who has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facility and/or any other Senior Debt which is to remain outstanding to permit the payment of the Loans.

                  (c) Prepayments Pursuant to a Restricted Payment Offer. Not later than the date which is 30 days prior to the making of any Restricted Payment described in clause (i) or (ii) of Section 6.7(a) with any portion of the Accrued Portion (each a "Restricted Payment Offer Trigger Date"), the Borrower will be obligated to offer to prepay the Loans in an amount equal to such portion of the Accrued Portion (the "Restricted Payment Offer Amount") at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment (the "Restricted Payment Offer"), on a date in accordance with the procedures set forth in Sections 3.3 through 3.5

                  SECTION 3.3. Notice and Procedures. (a) On or prior to the Trigger Date, the Borrower shall mail to each of the Lenders an offer to prepay Loans (the "Mandatory Prepayment Offer Notice"). Upon receiving a Mandatory Prepayment Offer Notice, Lenders may elect to have their Loans prepaid in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Lenders properly tender Loans in an amount exceeding the Net Proceeds Offer Amount pursuant to an Asset Sale or, as the case may be, exceeding the Restricted Payment Offer Amount pursuant to a Restricted Payment Offer, Loans of tendering Lenders will be prepaid on a pro rata basis (based on amounts tendered). A Prepayment Offer shall remain open for a period of 20 Business Days.

                  (b) The notice to the Lenders shall contain all instructions and materials necessary to enable the Lender to elect to have its Loans prepaid, including:

                    (i) that a Net Proceeds Offer, a Change of Control Offer or Restricted Payment Offer, as the case may be, is being made pursuant to this Section 3.3 and that Loans of each Lender elected to be prepaid will be prepaid to the extent required hereunder;

                    (ii) the prepayment amount, the prepayment price and the prepayment date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Payment Date");

                    (iii) that any Loan accepted for prepayment pursuant to the Prepayment Offer shall cease to accrue interest after the Payment Date unless the Borrower shall default in the payment of the prepayment price of such Loan;

                   (iv) that if a Lender elects to have a Loan prepaid pursuant to the Prepayment Offer, it will be irrevocably required to surrender the related Note, with the form entitled "Option of Holder to Elect Prepayment" on the reverse of the Note completed, to the Borrower prior to 5:00 p.m. on the Payment Date; and

                    (v) that if Loans are prepaid only in part, a new Note of the same type will be issued in principal amount equal to the unprepaid portion of the Notes surrendered.

                  (c) On or before the Payment Date, the Borrower shall (i) accept for prepayment Loans or portions thereof which are to be prepaid in accordance with the above, and (ii) make available to the Lenders entitled thereto in immediately available funds U.S. dollars sufficient to pay the prepayment price of all Loans to be prepaid.

                  (d) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, all then outstanding Loans shall be repaid in full on the Final Maturity Date.

                  SECTION 3.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or under any Loan shall be made to the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. on the date when due and shall be made in U.S. dollars in immediately available funds. Whenever any payment to be made hereunder or under any Loan shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

                  SECTION 3.5. Notation of Payment. Each Lender agrees that before assigning any Loan held by it or any part thereof (other than by granting participations therein) pursuant to Section 10.5, such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Borrower of the name and address of the assignee of that Loan; provided, however, that the failure to make (or any error in the making of) such a notation or to notify the Borrower of the name and address of such assignee shall not limit or otherwise affect the obligation of the Borrower hereunder or under such Loans with respect to the Loans and payments of principal or interest on any such Loan.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


                  On and as of the Closing Date, the Borrower represents and warrants to and agrees with each of the Lenders as follows:

                  SECTION 4.1. Organization. Each GEEG Entity is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the organizational power and authority to carry on its business as now being conducted and to own and operate the Properties now owned and being operated by it. Each GEEG Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its Properties, except as would not, singly or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.2. Capitalization. At the Closing Date, after giving effect to the Transactions, the authorized, issued and outstanding capital of each GEEG Entity is as set forth on Schedule 4.2. All of the issued and outstanding securities of each GEEG Entity have been duly authorized and validly issued and are fully paid and non-assessable and none of them have been issued in violation of any preemptive or other right. All of the Equity Interests of the Borrower and its Subsidiaries are owned, directly or indirectly, by Parent other than (1) directors' qualifying shares and (2) Shenzhen Deltak Energy Systems Co. Ltd., which is owned 40% by the joint venture partner. No GEEG Entity is a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of (including pursuant to any option, warrant or other right to acquire or purchase) or redeem, purchase or otherwise acquire any Equity Interests or any other security of the Borrower exercisable or exchangeable for or convertible into any Equity Interests of any GEEG Entity.

                  SECTION 4.3. Authorization, Etc. Each GEEG Entity has the corporate or other organizational power to enter into the Credit Documents, the Senior Credit Facility Documents, the Acquisition Documents and the Equity Investment Documents to which such GEEG Entity is a party and all other agreements and material instruments and documents executed and delivered by such GEEG Entity pursuant hereto or thereto (collectively, the "Documents") and to carry out their respective obligations hereunder and thereunder. Schedule 4.3 constitutes a true and complete list of the Documents, a true and complete copy of each of which has been furnished to the Lenders. The execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby have been duly authorized by each GEEG Entity (to the extent a party thereto), and no other proceeding or approval on the part of any GEEG Entity is necessary to authorize the execution and delivery of the Documents or the performance of any of the transactions contemplated thereby. Each of the Documents has been duly executed and delivered by each GEEG Entity party thereto and is a valid and legally binding agreement of each such GEEG Entity, enforceable against it in accordance with its terms except that the enforcement hereof may be subject to the Enforceability Exceptions. The Common Stock has been duly authorized and upon consummation of the Transactions will be duly issued, fully paid and non-assessable.

                  SECTION 4.4. Financial Information. (a) The consolidated audited balance sheet of the Borrower as of December 31, 1999 and 1998 and the related consolidated audited statements of operations, cash flows and members' equity for the fiscal year then ended, a copy of which has been delivered to the Lenders, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in members' equity of the Borrower as of the dates and for the periods indicated.

                  (b) The consolidated unaudited balance sheet of the Borrower as of March 31, 2000 and the related consolidated unaudited statements of operations, cash flows and members' equity for the three months ended March 31, 2000 and 1999, a copy of which has been delivered to the Lenders, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in members' equity of the Borrower as of the dates and for the periods indicated.

                  (c) The pro forma balance sheet of the Borrower and its Subsidiaries as of May 27, 2000, giving effect to the Transactions as if they had occurred on May 27, 2000, (i) complies as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Exchange Act, (ii) except as stated therein has been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements, and (iii) has been properly computed on the bases described therein. The Borrower believes that the assumptions used in the preparation of such pro forma balance sheet are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

                  (d) The projected balance sheets and statements of operations, cash flows and members' equity of the Borrower and its Subsidiaries for the eight years following the Closing Date (the "Projections") were prepared by the Borrower in good faith on the basis of information and assumptions that the Borrower and its senior management believed to be reasonable as of the date of the Projections and such assumptions are believed by such Persons to be reasonable as of the Closing Date (it being understood that projections are not to be viewed as facts and that actual results during the period covered by the Projections may differ from projected results or financial condition and that such differences may be material).

                  SECTION 4.5. Solvency. Immediately after the consummation of the Transactions, the fair value and present fair saleable value of the assets of the Borrower and of each Subsidiary Guarantor, respectively, will exceed the sum of its stated liabilities and identified Contingent Liabilities. Neither the Borrower nor any Subsidiary Guarantor will be, after giving effect to the consummation of the Transactions, (i) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (ii) unable to pay its debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.

                  SECTION 4.6. No Material Adverse Change. There has been no material adverse change in the business assets, operations, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole, since March 31, 2000.

                  SECTION 4.7. No Violation. Neither the execution, delivery or performance of any Document nor the consummation of any of the transactions contemplated thereby (i) will violate or conflict with the charter or by-laws or similar organizational document of any GEEG Entity, (ii) will result in any breach of or default under any material provision of any material contract or agreement to which any GEEG Entity is a party or by which any GEEG Entity is bound or to which any material portion of its Property is subject, (iii) violates, is prohibited by or requires any GEEG Entity to obtain or make any material consent, authorization, approval, registration or filing under any Law or of any other Person, (iv) will cause any acceleration of maturity of any material note, instrument or other indebtedness to which any GEEG Entity is a party or by which any GEEG Entity is bound or with respect to which any GEEG Entity is an obligor or guarantor, or (v) other than pursuant to the Senior Credit Facility, will result in the creation or imposition of any Lien upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to the equity or any material portion of the Properties, businesses, agreements or contracts of any GEEG Entity.

                  SECTION 4.8. Compliance with Laws, Etc. Each GEEG Entity has complied with all Laws and all Orders, except as would not have a Material Adverse Effect.

                  SECTION 4.9. Governmental Authorizations and Regulations. (a) Each GEEG Entity has been in compliance with all Permits required to conduct its business as presently conducted; and (b) all such Permits are valid, binding, and in full force and effect, except in the case of either (a) or (b) for such failures to be in compliance or valid, binding and in full force and effect as would not, individually or in the aggregate, have a Material Adverse Effect. No Permit is required in connection with the execution, delivery or performance by any GEEG Entity of any Document or any of the transactions contemplated thereby, except as have been obtained or made or for which the failure to obtain or make would not have a Material Adverse Effect. All such Permits which have been obtained or made by the date hereof are in full force and effect and not the subject of any pending or, to the Borrower's knowledge, threatened attack by appeal or direct proceeding or otherwise.

                  SECTION 4.10. Employee Matters. There has been no resignation or termination of employment of any key officer or employee of any GEEG Entity, and the Borrower has no knowledge of any impending or threatened resignation or termination of employment of any such person.

                  SECTION 4.11. Brokers. Except as provided herein and in the Acquisition Agreement, there are no claims for commissions or fees from any investment banker, broker, finder, consultant or intermediary hired by or on behalf of any GEEG Entity in connection with the transactions contemplated by any Document based on any binding arrangement or agreement.

                  SECTION 4.12. Insurance. The GEEG Entities maintain insurance with insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably prudent and customary in the businesses in which they are engaged. No GEEG Entity (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance, except as would not have a Material Adverse Effect, or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage on similar terms, except as would not have a Material Adverse Effect.

                  SECTION 4.13. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Lender by or on behalf of any GEEG Entity in connection with any Credit Document or any transaction contemplated hereby (including any of the Transactions), taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not materially misleading in light of the circumstances under which such information was provided, and no other factual information hereafter furnished in connection with any Credit Document by or on behalf of any GEEG Entity to any Lender, taken as a whole, will contain any untrue state-ment of a material fact or will omit to state any material fact necessary to make any information not materially misleading on the date as of which such information is dated or certified in light of the circumstances under which such information was provided.

                  SECTION 4.14. Representations and Warranties in Other Documents. The representations and warranties contained in the Acquisition Documents and the Equity Investment Documents are true and correct in all material respects and the representations and warranties contained in the Senior Credit Facility Documents are true and correct, and no material default has occurred and is continuing under any of them.


                                    ARTICLE V

                              CONDITIONS PRECEDENT


                  SECTION 5.1. Conditions Precedent. The obligation of the Lenders to make any Loans is subject to the prior or concurrent satisfaction of each of the following conditions:

                  (a) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Lenders, and the Lenders shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Lenders and dated the Closing Date:

                           (1) The certified copy of each GEEG Entity's charter
                  or other organizational document, together with a certificate of status, compliance, good standing or like certificate with respect to each GEEG Entity issued by the appropriate government officials of the jurisdiction of its incorporation or organization, as applicable, and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date.

                           (2) A copy of each GEEG Entity's by-laws or operating
                  agreement, as applicable, certified by its Secretary or one of its Assistant Secretaries.

                           (3) Resolutions of each GEEG Entity's Board of
                  Directors approving and authorizing the execution, delivery and performance of each Document (to the extent a party thereto) and approving and authorizing the making of the Loans and the consummation of the Transactions, each certified by its Secretary or one of its Assistant Secretaries as being in full force and effect without amendment.

                           (4) Signature and incumbency certificates with
                  respect to the officers of each GEEG Entity executing the Credit Documents.

                           (5) Notes executed and delivered by the Borrower, for
                  the aggregate principal amount to be borrowed, drawn to the order of the Lenders and with appropriate insertions.

                           (6) Certificates representing the Common Stock, in a
                  form reasonably satisfactory to the Lenders, authorized and issued by Parent to the Lenders.

                           (7) Subsidiary Guarantees required by Section 6.16.

                           (8) Originally executed copies of the opinion of
                  White & Case LLP, special counsel for the Borrower, substantially in the form of Exhibit D and addressed to the Lenders.

                           (9) A solvency certificate of the chief financial
                  officer of the Borrower on behalf of the Borrower and each Subsidiary Guarantor in the form of Exhibit F attached hereto.

                  (b) The Lenders shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Lenders:

                           (1) The historical, pro forma and projected financial
                  statements referred to in Section 4.4.

                           (2) True and correct copies of the Acquisition
                  Agreement and all other material agreements or documents (including opinions and certificates) entered into or delivered in connection with the Acquisition (the "Acquisition Documents"), all of which shall be reasonably satisfactory to the Lenders and in full force and effect.

                           (3) True and correct copies of the Senior Credit
                  Facility and all other material agreements or documents (including opinions and certificates) entered into or delivered in connection with the Senior Credit Facility (the "Senior Credit Facility Documents"), all of which shall be reasonably satisfactory to the Lenders and in full force and effect.

                           (4) True and correct copies of each definitive
                  agreement relating to the Equity Investment and all other material agreements or documents (including opinions and certificates) entered into or delivered in connection with the Equity Investment (the "Equity Investment Documents"), all of which shall be reasonably satisfactory to the Lenders and in full force and effect.

                  (c) The Acquisition Documents shall have been duly executed and delivered by all parties thereto. All material conditions to consummation of the Acquisition thereunder shall be satisfied, and the Acquisition Documents shall not have been waived or amended in any material respect without the Lenders' prior consent. The Acquisition shall have been, or shall simultaneously be, consummated.

                  (d) The Senior Credit Facility shall have been, or shall simultaneously be, duly executed and delivered by all parties thereto. All conditions to borrowing thereunder shall be satisfied or waived and the Borrower shall have borrowed, or shall simultaneously borrow, $140.0 million the term loans under the Senior Credit Facility and shall have at least $53.0 million of undrawn availability under the revolving credit facility thereunder after giving effect to the Transactions.

                  (e) The Equity Investment shall have been consummated and the Borrower shall have received at least $80.6 million in cash pursuant to the Equity Investment.

                  (f) The Shareholders' Agreement shall have been duly executed and delivered by the parties thereto, and the Shareholders' Agreement shall be in full force and effect.

                  (g) The Lenders shall be reasonably satisfied in all material respects with the corporate, capital and ownership structure of the GEEG Entities after giving effect to the Transactions to be consummated on the Closing Date. On the Closing Date, after giving effect to the Transactions, no GEEG Entity shall have any Indebtedness other than the Senior Credit Facility, the Loans and other Indebtedness of up to $5.0 million aggregate principal amount.

                  (h) The GEEG Entities shall have received all material approvals from Governmental Authorities and third parties necessary for the consummation of the Transactions being consummated at the Closing Date, and such approvals shall be in full force and effect as of the Closing Date. No Order of any Governmental Authority shall enjoin or restrain the Lenders from making any Loans.

                  (i) The Borrower shall have reimbursed DLJ Capital Funding, Inc. and its Affiliates for all of their reasonable out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of the Lenders' Commitments, including the reasonable fees and expenses of Cahill Gordon & Reindel.

            (j) The Borrower shall have paid to the Lenders the fees payable pursuant to the Fee Letter.

            (k) Since March 31, 2000, there has not been any material adverse change in the business operations, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole.

            (l) The representations and warranties of the Borrower in Article IV shall be true and correct in all material respects at the Closing Date.

            (m) No Default shall have occurred and be continuing or shall result from the making of the Loans at the Closing Date.

            (n) The Lenders shall have received a certificate substantially in the form of Exhibit G, dated the Closing Date and duly executed and delivered by the chief executive officer and chief financial officer (the "Authorized Officers") of the Borrower (the "Closing Date Certificate"), in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All material documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Lenders.

            Each certificate signed by any officer of any GEEG Entity and delivered to the Lenders under this Article V shall be deemed to be a representation and warranty by the Borrower to the Lenders as to the matters covered thereby.


                                   ARTICLE VI

                                    COVENANTS


            The Borrower hereby agrees that, from and after the date hereof and so long as any Obligations with respect to the Loans remain outstanding and unpaid, for the benefit of the Lenders:

            SECTION 6.1. Information. The Borrower shall deliver, or cause to be delivered, to the Lenders:

            (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower (commencing with its quarterly accounting period ending closest to September 30, 2000), (i) the con-solidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations, cash flows and members' equity of the Borrower and its Subsidiaries for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and shall be certified by the president, the chief financial officer or the treasurer of the Borrower to the effect that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management's discussion and analysis of the important operational and financial developments during such fiscal quarter.

            (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, members' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by a "Big Five" accounting firm or such other independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders, together with (A) a report of such accounting firm which report shall be unqualified as to scope and shall state that such consolidated financial statements fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise disclosed in such financial statements) and the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (B) a written statement by such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries such accounting firm obtained no knowledge of any Default relating to accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default has occurred and is continuing, a statement as to the nature and period of existence thereof; provided that such accounting firm shall not be liable by reason of any failure to obtain knowledge of any such Default, and (ii) management's discussion and analysis of the important operational and financial developments during such fiscal year.

            (c) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the president, the chief financial officer or the treasurer of the Borrower to the effect that, to the best of such officer's knowledge, no Default has occurred and is continuing or, if any Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 3.2, 6.6, 6.7, 6.8 and 6.15 at the end of such fiscal quarter or year, as the case may be.

            (d) Notice of Default. Promptly upon, and in any event within five Business Days after, an officer of the Borrower obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default.

            SECTION 6.2. Payment of Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge, at or prior to the date upon which penalties would accrue with respect thereto, all material tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and for which appropriate reserves for the accrual of any of the same are maintained in accordance with GAAP.

            SECTION 6.3. Legal Existence. Subject to Article VII hereof, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Borrower and the Restricted Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

            SECTION 6.4. Maintenance of Properties; Insurance; Compliance with Law; Conduct of Business; Investment Company Act. (a) The Borrower shall, and shall cause each Restricted Subsidiary to, at all times cause all material properties used in the conduct of their business to be maintained and kept in good condition, repair and working order (reasonable wear and tear and damage caused by casualty excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements to the extent and in the manner customary for companies in similar businesses, unless the Borrower determines in good faith that the continued maintenance of such property is no longer economically desirable.

            (b) The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurers such public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by cor-porations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles and covering such risks as are customary for similarly situated corporations in the same industry.

            (c) The Borrower shall, and shall cause each of its Subsidiaries to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, except as would not have a Material Adverse Effect.

            (d) The Borrower and the Restricted Subsidiaries shall not engage in any business other than an Existing Business.

            (e) No GEEG Entity shall be or become an investment company within the meaning of the Investment Company Act of 1940, as amended, subject to regulation thereunder.

            SECTION 6.5. Waiver of Stay, Extension or Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Borrower from paying all or any Obligations on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force; and (to the extent that it may lawfully do so) the Borrower hereby expressly waives all benefit or advantage of any such law.

            SECTION 6.6. Financial Covenants. (a) The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                                                     Leverage
                         Period                       Ratio
                  12/31/00 to 9/29/01                7.75:1.0
                   9/30/01 to 12/31/01               7.50:1.0
                    1/1/02 to 6/30/02                5.50:1.0
                    7/1/02 to 12/31/02               5.25:1.0
                    1/1/03 to 12/31/03               4.00:1.0
                    1/1/04 to 12/31/04               2.60:1.0
                    1/1/05 and thereafter            2.00:1.0

            (b) The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

                                                Interest Coverage
                         Period                       Ratio
                  12/31/00 to 12/31/01               1.00:1.0
                    1/1/02 to 12/31/02               1.35:1.0
                    1/1/03 to 12/31/03               1.65:1.0
                    1/1/04 to 12/31/04               2.00:1.0
                    1/1/05 and thereafter            2.40:1.0

            SECTION 6.7. Limitation on Restricted Payments. (a) The Borrower shall not, and shall not cause or permit any Restricted
Subsidiary to, directly or indirectly,

             (i) declare or pay any dividend or any other distribution on any Equity Interests of the Borrower or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders of Equity Interests (in their capacity as such) of the Borrower or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Borrower or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests);

            (ii) redeem any Equity Interests of the Borrower or any Restricted Subsidiary (other than any such Equity Interests owned by the Borrower or any Restricted Subsidiary);

           (iii) redeem or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Borrower or any Restricted Subsidiary); or

            (iv)  make any Investment (other than Permitted Investments)

(any of the foregoing (other than an exception thereto), a "Restricted Payment"), unless

            (A) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

            (B) immediately after giving effect to such Restricted Payment, the Borrower would be able to incur $1.00 of additional Indebtedness under
      Section 6.8(a); and

            (C) immediately after giving effect to such Restricted Payment, the sum of the aggregate amount of all Restricted Payments (including the fair market value of any non-cash Restricted Payment) declared or made on or after the Closing Date (excluding any Restricted Payment described in clause (ii), (iii), (iv), (v), (vii) (to the extent paid to the Borrower or any Restricted Subsidiary), (viii), (ix), (x) or (xi) of the following paragraph (b) and excluding 50% of any Restricted Payment described in clause (vi) of the following paragraph (b)) plus the aggregate amount of all prepayments of Loans pursuant to Section 3.2(c) does not exceed an amount equal to the sum of the following (the "Basket"), without duplication:

                  (1) 50% of Consolidated Net Income (or 100% of Consolidated
            Net Loss) for the period (treated as one accounting period) commencing on the first day of the first fiscal quarter beginning after the Closing Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which internal financial statements are available; plus

                  (2) 100% of the aggregate net cash proceeds received by the
            Borrower either (x) as capital contributions to the Borrower after the Closing Date or (y) from the issue and sale (other than to a Subsidiary of the Borrower) of Qualified Equity Interests after the Closing Date (other than any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds (i) borrowed from the Borrower or any of its Subsidiaries until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by the Borrower or any of its Subsidiaries (including in respect of any employee stock ownership or benefit plan)); plus

                  (3) the aggregate amount by which Indebtedness (other than any
            Subordinated Indebtedness) of the Borrower or any Restricted Subsidiary is reduced on the Borrower's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date into Qualified Equity Interests (less the amount of any cash, or the fair value of property, distributed by the Borrower or any Restricted Subsidiary upon such conversion or exchange); plus

                  (4) in the case of the disposition or repayment of any
            Investment that was treated as a Restricted Payment made after the Closing Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of: (x) the return in cash of capital with respect to such Investment and
            (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes; plus

                  (5) so long as the Designation thereof was treated as a
            Restricted Payment made after the Closing Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Closing Date in accordance with Section 6.12, the Borrower's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and fair market value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); minus

                  (6) with respect to each Subsidiary of the Borrower which has been designated as an Unrestricted Subsidiary after the Closing Date in accordance with Section 6.12, the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the Date of Designation);

provided, however, that (x) no Restricted Payment described in clause (i) or
(ii) above shall be permitted pursuant to this paragraph until after the third anniversary of the Closing Date and (y) no Restricted Payment described in clause (i) or (ii) above shall be permitted pursuant to this paragraph using any portion of the Basket that accrued during the first two years after the Closing Date (the "Accrued Portion") unless the Borrower shall first have made a Restricted Payment Offer in accordance with Section 3.2(c) hereof.

            (b)  The foregoing provisions will not prevent:

             (i) the payment of any dividend or distribution on Equity Interests within 60 days after the date of declaration of such dividend or distribution, if at the date of such declaration, such dividend or distribution would comply with the provisions of this Agreement;

            (ii) the redemption of any Equity Interests of the Borrower or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Borrower) of, Qualified Equity Interests;

           (iii) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests;

            (iv) the redemption of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of, (x) Qualified Equity Interests or (y) a Permitted Refinancing of such Subordinated Indebtedness;

             (v) Restricted Payments to Holdings for the purpose of paying, so long as all proceeds are promptly used by Holdings to pay, (i) reasonable fees for audit, legal and similar administrative services in an aggregate amount not to exceed $150,000 per year, (ii) customary fees to non-officer directors of Holdings who are not affiliated or associated with Affiliates of Holdings and (iii) out-of-pocket expenses to directors or observers of the Board of Directors of Holdings;

            (vi) so long as the Borrower and Holdings are both not treated for tax purposes as corporations or associations taxable as corporations or entities that are subject to an entity level tax for income tax purposes, Restricted Payments to Holdings in the amounts and at the times specified in Section 6.1(b) of the Limited Liability Company Agreement of Holdings (as in effect on the date hereof); provided that no such Restricted Payment shall be made more than 15 Business Days prior to the due date for the applicable taxes;

           (vii) any Restricted Subsidiary of the Borrower that is not a Wholly Owned Restricted Subsidiary may make Restricted Payments to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary making such Restricted Payment);

          (viii) any payments described in Section 6.10(b)(vi);

            (ix) the Acquisition;

             (x) so long as at the time of such purchase (and after giving effect thereto) there shall exist no Default, Restricted Payments to Holdings to permit Holdings to repurchase Management Units from any Management Investor (i) with proceeds of the key-man life insurance maintained on the life of such Management Investor or (ii) with cash in an aggregate amount not exceeding $1.0 million per year; and

            (xi) repurchases of Equity Interests of the Borrower deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and so long as no cash is paid or distributed by the Borrower or any of its Restricted Subsidiaries in connection therewith;

provided, further, however, that no issuance of Qualified Equity Interests pursuant to clause (ii), (iii) or (iv) shall increase the Basket.

            SECTION 6.8. Limitation on Incurrence of Indebtedness. (a) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided, however, that so long as no Default has occurred and is continuing or would result therefrom, the Borrower or any Subsidiary Guarantor may incur Indebtedness if, at the time of such incurrence, the ratio of Consolidated EBITDA to Consoli-dated Fixed Charges the four quarter period then last ended for which internal financial statements are available, determined on a pro forma basis, would be greater than or equal to 2.0 to 1.0.

     (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following:

            (i) the Loans incurred on the Closing Date and Permitted Refinancings thereof;

            (ii) Indebtedness of the Borrower or any Subsidiary Guarantor incurred under the Senior Credit Facility in an aggregate amount (including the face amount of all letters of credit) not to exceed $205.0 million at any time outstanding, less the aggregate amount of any mandatory prepayments actually made thereunder from the proceeds of Asset Sales; provided, however, that if the CFI Acquisition is consummated, the amount permitted by this clause (ii) shall be increased by $20.0 million;

           (iii) Purchase Money Indebtedness, Indebtedness represented by Capital Lease Obligations and industrial revenue bonds or other similar governmental or municipal bonds of the Borrower or any Subsidiary Guarantor and Permitted Refinancings thereof, in an aggregate amount not to exceed $10.0 million at any time outstanding;

            (iv) (1) Indebtedness of any Subsidiary Guarantor owed to and held by the Borrower or any Subsidiary Guarantor and (2) Indebtedness of the Borrower owed to and held by any Subsidiary Guarantor which is unsecured and subordinated in right of payment to the payment and performance of the Borrower's obligations under the Loans; provided, however, that an incurrence of Indebtedness that is not permitted by this clause (iv) shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Borrower or any Subsidiary Guarantor referred to in this clause (iv) to any Person other than the Borrower or any Subsidiary Guarantor or (y) any Subsidiary Guarantor that holds Indebtedness of the Borrower or another Subsidiary Guarantor ceasing to be a Subsidiary Guarantor;

             (v) Interest Rate Protection Obligations of the Borrower or any Restricted Subsidiary relating to Indebtedness of the Borrower (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

            (vi) Indebtedness of the Borrower or any Restricted Subsidiary under Currency Agreements to the extent that such Currency Agreements are incurred in the ordinary course of business and not for speculative purposes;

           (vii) Indebtedness of Foreign Subsidiaries owing to the Borrower or Subsidiary Guarantors (including (x) the then aggregate amount which is undrawn and available under letters of credit with respect to which the Borrower or a Subsidiary Guarantor is obligated to reimburse the issuer thereof for drawings thereunder and a Foreign Subsidiary is the account party with respect to such letters of credit and (y) the then aggregate amount which has been drawn under such letters of credit with respect to which the issuer thereof has not been reimbursed) in an aggregate amount not to exceed $15.0 million at any time outstanding;

          (viii) Indebtedness of Foreign Subsidiaries that are Wholly Owned Restricted Subsidiaries owing to other Foreign Subsidiaries;

            (ix) Indebtedness of Foreign Subsidiaries incurred for working capital purposes in an aggregate amount at any time outstanding not to exceed $6.0 million (or its equivalent at the time incurred) at any time outstanding;

             (x) Acquired Indebtedness of the Borrower or any Subsidiary Guarantor and Permitted Seller Notes in an aggregate amount not to exceed $20.0 million at any time outstanding;

            (xi) guarantees by the Borrower and the Subsidiary Guarantors of each other's Indebtedness to the extent that such Indebtedness is otherwise permitted under this Section 6.8;

           (xii) Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower permitted under this Agreement (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition); provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition; and

          (xiii) other Indebtedness (including, without limitation, under the Senior Credit Facility) of the Borrower or any Subsidiary Guarantor in an aggregate amount not to exceed $20.0 million at any time outstanding.

            (c) For purposes of determining any particular amount of Indebtedness under this covenant, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

            SECTION 6.9. Limitation on Liens. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Lien (other than any Permitted Lien) of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom securing Indebtedness or trade payables, unless contemporaneously therewith or prior thereto, (i) in the case of any Lien securing an obligation that ranks pari passu with the Loans or any Subsidiary Guarantee, effective provision is made to secure the Loans or such Subsidiary Guarantee equally and ratably with or prior to such obligation with a Lien on the same collateral and (ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Loans or any Subsidiary Guarantee, effective provision is made to secure the Loans or such Subsidiary Guarantee with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

            SECTION 6.10. Limitation on Transactions with Affiliates. (a) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, any holder of 10% or more of any class of Equity Interests of Parent, the Borrower or any Restricted Subsidiary (an "Affiliate Transaction"), unless such Affiliate Transaction is on terms customary for similar arrangements, transactions or contracts entered into by Persons generally and such terms are no less favorable to the Borrower or such Restricted Subsidiary than could be obtained in an arm's-length transaction with a Person that is not an Affiliate. For any Affiliate Transaction (or series of related Affiliate Transactions that are similar or part of a common plan) involving an amount or having a fair market value in excess of $1.0 million, the Borrower shall deliver to the Lenders an Officers' Certificate stating that a majority of the Disinterested Directors has determined that the transaction satisfies the above criteria, as evidenced by a Board Resolution delivered to the Lenders. For any Affiliate Transaction (or series of related Affiliate Transactions that are similar or part of a common plan) involving an amount or having a fair market value in excess of $7.5 million or if there shall be no Disinterested Directors, the Borrower shall deliver to the Lenders a written opinion from an Independent Financial Advisor to the effect that such transaction is fair, from a financial point of view, to the Borrower or such Restricted Subsidiary, as the case may be.

            (b) Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions exclusively between or among the Borrower and one or more Wholly Owned Restricted Subsidiaries or exclusively between or among Wholly Owned Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Borrower entered into in the ordinary course of business; (iii) agreements (and transactions pursuant to agreements) in effect on the Closing Date and listed on Schedule 6.10, as such agreements are in effect on the Closing Date or as thereafter amended in a manner not adverse to the Lenders;
(iv) loans and advances to officers, directors and employees of the Borrower or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; (v) any Restricted Payments permitted by Section
6.7 and any Permitted Investment; (vi) so long as no Default has occurred and is continuing, payments not exceeding, in any fiscal year, $750,000 to Harvest and its Affiliates and $150,000 to Saw Mill Investments LLC and its Affiliates (or payments to Holdings to permit Holdings or Parent to make such payments) in respect of management and advisory services rendered by them to Parent and its Subsidiaries, so long as such fees accrue ratably throughout the year and are payable in advance semi-annually, (vii) any sale of Equity Interests of the Borrower; (viii) consummation of the Transactions and payment of related fees and expenses not to exceed $15.5 million in the aggregate, in each case pursuant to the Acquisition Documents, and (ix) purchases and sales of products and services in the ordinary course of business between the Borrower or any of its Subsidiaries and TPS Holdings, Inc.

            SECTION 6.11. Limitation on Restrictions Affecting Restricted Subsidiaries. (a) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions to the Borrower or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (y) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Borrower or any other Restricted Subsidiary or (z) transfer any of its properties or assets to the Borrower or any other Restricted Subsidiary.

            (b) The foregoing shall not prohibit (a) any encumbrance or restriction existing under or by reason of any agreement in effect on the Closing Date (including the Senior Credit Facility), as any such agreement is in effect on such date or as thereafter amended or refinanced but only if such encumbrance or restriction is no more restrictive than in the agreement being amended or refinanced; (b) any encumbrance or restriction existing under or by reason of any agreement relating to any Acquired Indebtedness; provided, however, such encumbrance or restriction shall not apply to any assets of the Borrower or any Restricted Subsidiary other than the Restricted Subsidiary acquired or its assets; (c) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of a Restricted Subsidiary; provided, however, that (x) such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets and (y) such sale or disposition is made in accordance with this Agreement; (d) any encumbrance or restriction existing under or by reason of applicable law; (e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary; (f) covenants in purchase money obligations for property acquired in the ordinary course of business restricting transfer of such property; (g) covenants in security agreements securing Indebtedness of a Restricted Subsidiary (to the extent that such Liens were otherwise incurred in accordance with Section 6.9) that restrict the transfer of property subject to such agreements; (h) covenants in any Senior Indebtedness; provided that, in the good faith of the Board of Directors of the Borrower, such covenants are not materially more restrictive than those in the Senior Credit Facility; or (i) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (h) above; provided that, in the good faith of the Board of Directors of the Borrower, the resulting encumbrances or restrictions are not materially more restrictive than those existing prior to such amendment or refinancing.

            SECTION 6.12. Designation of Unrestricted Subsidiaries. (a) The Borrower may designate any Subsidiary of the Borrower as an "Unrestricted Subsidiary" under this Agreement (a "Designation") only if:

             (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

            (ii) at the time of and after giving effect to such Designation, the Borrower could incur $1.00 of additional Indebtedness under Section 6.8(a); and

           (iii) the Borrower would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 6.7(a) in an amount (the "Designation Amount") equal to the fair market value of the Borrower's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

            All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

            (b) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted Subsidiary or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

            (c) The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

             (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

            (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.

            All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Borrower, delivered to the Lenders certifying compliance with the foregoing provisions.

            SECTION 6.13. Limitation on the Issuance and Sale of Equity Interests of Restricted Subsidiaries. The Borrower shall not sell, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary, except (i) to the Borrower or a Wholly Owned Restricted Subsidiary; (ii) the sale of all of the Equity Interests of a Restricted Subsidiary in accordance with Section 6.15; or
(iii) in the case of issuance of Equity Interests by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary on the Closing Date or on the date it became a Restricted Subsidiary if, after giving effect to such issuance, the Borrower maintains its direct or indirect percentage of beneficial and economic ownership of such non-Wholly Owned Restricted Subsidiary.

            SECTION 6.14. Limitation on Preferred Equity Interests of Restricted Subsidiaries. The Borrower shall not permit any Restricted Subsidiary to issue any Preferred Equity Interests or permit any Person (other than the Borrower or one or more Wholly Owned Restricted Subsidiaries) to hold any such Preferred Equity Interests.

            SECTION 6.15. Limitation on Asset Sales. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

            (a) the Borrower shall apply, or shall cause such Restricted Subsidiary to apply, the Net Cash Proceeds in accordance with Section 3.2(a) hereof; and

            (b) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (including the value of all non-cash consideration) of the shares and assets subject to such Asset Sale; and

            (c) at least 80% of the consideration received by the Borrower or such Restricted Subsidiary therefor is in the form of:

                  (1) cash or Cash Equivalents;

                  (2) assumption of liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet) of the Borrower or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans) by the transferee of any such assets;

                  (3) any notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the receipt thereof (to the extent of the cash or Cash Equivalents received); or

                  (4) any combination of the foregoing.

            SECTION 6.16. Subsidiary Guarantees. The Borrower shall cause each Restricted Subsidiary that, directly or indirectly, guarantees, or otherwise becomes an obligor with respect to, the Senior Credit Facility to execute and deliver to the Lenders a Subsidiary Guarantee. Each Subsidiary Guarantor shall be automatically released from its Subsidiary Guarantee when it ceases to guarantee, or otherwise be an obligor with respect to, the Senior Credit Facility other than by or as a result of payment under such guarantee.

            SECTION 6.17. Use of Proceeds. (a) The proceeds from the issuance of the Loans on the Closing Date shall be used, together with the proceeds of the Equity Investment and borrowings of up to $142.0 million under the Senior Credit Facility, to consummate the Acquisition and pay related transaction costs.

            (b) No portion of the proceeds from the issuance of Loans shall be used in any manner which might cause the issuance or the application of such proceeds to violate the applicable requirements of Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System (the "Board") or any other regulation of the Board or to violate the Exchange Act.

                                   ARTICLE VII

                              SUCCESSOR CORPORATION


            SECTION 7.1. Limitation on Consolidation, Merger and Sale of Assets.
(a) The Borrower shall not consolidate with or merge with or into (whether or not the Borrower is the Surviving Person) any other Person and the Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Borrower and the Restricted Subsidiaries, taken as a whole, to any Person or Persons in a single transaction or series of related transactions, unless: (i) either (x) the Borrower shall be the Surviving Person or (y) the Surviving Person (if other than the Borrower) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a joinder and assumption agreement, all of the obligations of the Borrower under the Credit Documents; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) except in the case of a merger of the Borrower with or into a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor and except in the case of a merger solely for the purpose of reincorporating the Borrower in another jurisdiction, immediately after giving effect to such transaction, the Borrower or the Surviving Person (as the case may be) could incur at least $1.00 of additional Indebtedness under Section 6.8(a) (if the Borrower shall not be the Surviving Person, all references to the Borrower and the Restricted Subsidiaries in the definitions used to determine the ratio therein shall be to the Surviving Person and its Subsidiaries after giving effect to such transaction (excluding any Unrestricted Subsidiaries)).

            For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Borrower shall be deemed to be the transfer of all or substantially all the properties and assets of the Borrower. Transfers of assets between or among the Borrower and the Subsidiary Guarantors will not be subject to the foregoing covenant.

            (b) In connection with any consolidation, merger or transfer of all or substantially all of the assets of the Borrower pursuant to this Section 7.1, the Borrower or the Surviving Person, as applicable, shall deliver, or cause to be delivered, to the Lenders, in form and substance reasonably satisfactory to the Required Lenders, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the joinder and assumption agreement in respect thereto comply with this Section 7.1 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

            SECTION 7.2. Successor Person Substituted. In the event of any transaction (other than a lease) described in and complying with the conditions in Section 7.1(a) in which the Borrower is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Borrower under the Credit Documents, such Surviving Person shall succeed to, be substituted for, and may exercise every right and power of, the Borrower and the Borrower shall be discharged from its Obligations under the Credit Documents.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT


            SECTION 8.1. Events of Default. An "Event of Default" occurs if:

               (1) the Borrower fails to pay any principal of the Loans when the same becomes due and payable at maturity, upon acceleration, prepayment or otherwise (whether or not such payment is permitted by the provisions of Article IX);

               (2) the Borrower fails to pay any interest on any Loan or any other amount payable by the Borrower under any Credit Document when the same becomes due and payable and such failure continues for a period of 30 days (whether or not such payment is permitted by the provisions of Article IX);

               (3) the Borrower fails to observe or perform any of its
            obligations set forth in Section 3.2 (Mandatory Prepayments),
            Section 6.6 (Financial Covenants) or Section 7.1 (Limitation on Consolidation, Merger and Sale of Assets);

               (4) the Borrower fails to perform any of its obligations under
            Section 6.7 (Limitation on Restricted Payments), Section 6.8 (Limitation on the Incurrence of Indebtedness), Section 6.9 (Limitation on Liens) or Section 6.17 (Use of Proceeds) and such failure shall continue for a period of 30 days after written notice from the Lenders of not less than 35% of the aggregate principal amount of the Loans then outstanding;

               (5) the Borrower fails to observe or perform any of its other obligations in any Credit Document for 60 days after written notice from the Lenders of not less than 35% of the aggregate principal amount of the Loans then outstanding;

               (6) any representation or warranty made by the Borrower in any
            Credit Document on the Closing Date shall prove to have been incorrect in any material respect on or as of the date made;

               (7) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Borrower or any Restricted Subsidiary, whether such Indebtedness now exists or is hereafter incurred, which default (x) is caused by a failure to pay at final maturity the principal amount of such Indebtedness, (y) results in the acceleration of such Indebtedness prior to its express final maturity or (z) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which an event described in clause (x), (y) or (z) has occurred and is continuing, aggregates $7.5 million or more;

               (8) the entry of a final judgment or judgments which can no longer be appealed for the payment of money in excess of $7.5 million in the aggregate (exclusive of any amounts fully covered by insurance (less any applicable deductible) to the extent the provider of such insurance is not denying its liability with respect thereto) against the Borrower or any Material Restricted Subsidiary and such judgment remains undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect;

               (9) the Borrower or any Material Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                  (A) commences a voluntary case,

                  (B) consents to the entry of an order for relief against it in an involuntary case,

                  (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                  (D) makes a general assignment for the benefit of its
            creditors, or

                  (E) generally is not paying its debts as they become due; or

               (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (A) is for relief against the Borrower or any Material Restricted Subsidiary in an involuntary case,

                  (B) appoints a Custodian of the Borrower or any Material
            Restricted Subsidiary or for all or substantially all of the property of the Borrower or any Restricted Subsidiary, or

                  (C) orders the liquidation of the Borrower or any Material Restricted Subsidiary,

      and the order or decree remains unstayed and in effect for 60 days.

            SECTION 8.2. Acceleration. If an Event of Default (other than an Event of Default arising under Section 8.1(9) or (10) with respect to the Borrower) occurs and is continuing, subject to the next succeeding paragraph, Lenders holding Loans representing 40% of the aggregate principal amounts of Loans then outstanding may, by written notice to the Borrower and, in the event that the Senior Credit Facility is in effect, the Senior Credit Facility Agent, declare to be due and payable the entire principal amount of all the Loans then outstanding, at the Applicable Premium, plus accrued and unpaid interest to the date of acceleration and such amounts (i) shall become immediately due and payable or (ii) if there is any Indebtedness outstanding under the Senior Credit Facility, shall become due and payable upon the first to occur of an acceleration under the Senior Credit Facility or 10 days after such notice is given; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained, the Required Lenders may rescind and annul such acceleration and its consequences if all existing Events of Default, other than the nonpayment of accelerated principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived and if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default specified in Section 8.1(9) or (10) with respect to the Borrower occurs, the principal amount of all the Loans outstanding, at the Applicable Premium, plus accrued and unpaid interest thereon, shall be due and payable immediately without any declaration or other act on the part of the Lenders.

            Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Lenders may not accelerate the Loans or exercise any remedies with respect to the Borrower's Obligations under the Credit Documents (including, without limitation, the filing or commencement of any law suit or other legal proceeding or the initiation of any bankruptcy proceeding with respect to the Borrower or any of its Subsidiaries), in each case, until the Standstill Period has elapsed; provided, however, that the foregoing shall not apply if an Event of Default arising under Section 8.1(9) or (10) with respect to the Borrower has occurred. "Standstill Period" means the period beginning on the date on which an Event of Default has occurred and ending on the earliest of (i) the date which is 90 days thereafter, (ii) the date on which all Senior Indebtedness under the Senior Credit Facility has been paid in full in cash or is no longer outstanding, and (iii) the date on which the Senior Credit Facility has been accelerated or the lenders thereof or the Senior Credit Facility Agent has initiated any bankruptcy proceeding with respect to the Borrower or any of its Subsidiaries.

            SECTION 8.3. Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy. Every power and remedy given hereunder or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lenders.

            SECTION 8.4. Waiver of Past Defaults and Events of Default. Subject to Sections 8.2, 8.5 and 10.2 hereof, the Required Lenders have the right to waive any existing Default or compliance with any provision of any Credit Document. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

            SECTION 8.5. Rights of Lenders to Receive Payment. Subject to the provisions of the second paragraph of Section 8.2, notwithstanding any other provision of this Agreement (other than, and subject to, Article IX), the right of any Lender to receive payment of principal of and interest on the Loans on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Lender.

            SECTION 8.6. Restoration of Rights and Remedies. If any Lender has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Lender, then and in every case, subject to any determination in such proceeding, the Borrower and the Lenders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Lenders shall continue as though no such proceeding had been instituted.

                                   ARTICLE IX

                                  SUBORDINATION


            SECTION 9.1. Loans Subordinate to Senior Indebtedness. The Borrower covenants and agrees, and each Lender, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article IX, the payment of the Senior Subordinated Obligations is hereby expressly made subordinate and subject in right of payment as provided in this Article IX to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness.

            This Article IX shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of or continue to hold Senior Indebtedness; and such provisions are made for the benefit of the holders of Senior Indebtedness; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

            SECTION 9.2. Payment Over of Proceeds upon Dissolution, Etc. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or to its creditors, as such, or to their assets, whether voluntary or involuntary or (b) any liquidation, dissolution or other winding-up of the Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any general assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Borrower, then:

               (1) the holders of Senior Indebtedness shall be entitled to receive indefeasible payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness, before the Lenders are entitled to receive or retain any payment or distribution of any kind or character on account of the Senior Subordinated Obligations (excluding Permitted Subordinated Reorganization Securities); and

               (2) any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Lenders would be entitled but for the provisions of this Article IX (excluding Permitted Subordinated Reorganization Securities) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any Agreement under which any instruments evidencing any such Senior Indebtedness may have been is-sued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

               (3) in the event that, notwithstanding the foregoing provisions of this Section 9.2, any Lender shall have received any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of any Senior Subordinated Obligation (excluding Permitted Subordinated Reorganization Securities) before all Senior Indebtedness is paid in full in cash, then such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Borrower for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

            The consolidation of the Borrower with, or the merger of the Borrower with or into, another Person or the liquidation or dissolution of the Borrower following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article VII hereof shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Borrower for the purposes of this
Article IX if the Person formed by such consolidation or the surviving entity of such merger or the Person which acquires by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in such Article VII hereof.

            SECTION 9.3. Suspension of Payment When Designated Senior Indebtedness in Default. (a) Unless Section 9.2 hereof shall be applicable, after the occurrence of a default in payment of the principal of or interest under, or any other payment obligation under, any Designated Senior Indebtedness occurs and is continuing (a "Payment Default"), no payment or distribution of any assets or securities of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Borrower being subordinated to the payment of the Loans by the Borrower) may be made by or on behalf of the Borrower or any of its Subsidiaries, including, without limitation, by way of set-off or otherwise, for or on account of any Senior Subordinated Obligation, or for or on account of the repayment of any

Senior Subordinated Obligation, and no Lender shall take or receive from the Borrower or any of its Subsidiaries, directly or indirectly in any manner, payment in respect of all or any Senior Subordinated Obligation following the occurrence of a Payment Default on Designated Senior Indebtedness, and such prohibition shall continue until such default is cured, waived in writing or ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph (b), the Borrower shall resume making any and all required payments in respect of the Senior Subordinated Obligations, including any missed payments.

            (b) Unless Section 9.2 hereof shall be applicable, upon the occurrence of an event of default on Designated Senior Indebtedness other than a Payment Default (a "Non-Payment Event of Default"), no payment or distribution of any assets or securities of the Borrower of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Borrower being subordinated to the payment of the Loans by the Borrower) shall be made by or on behalf of the Borrower or any of its Subsidiaries, including, without limitation, by way of set-off or otherwise, for or on account of any Senior Subordinated Obligation or for or on account of any Senior Subordinated Obligation, and no Lender shall take or receive from the Borrower, any of its Subsidiaries or any other Person, directly or indirectly in any manner, payment in respect of any Senior Subordinated Obligation, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Borrower of written notice from the Senior Credit Facility Agent or, if the Senior Credit Facility has been terminated, any other representative of the holders of Designated Senior Indebtedness (the "Representative") of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph (a)) the earliest to occur of the following events: (x) 179 days shall have elapsed since the date of receipt of such written notice by the Borrower, (y) such Non-Payment Event of Default on Designated Senior Indebtedness shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or (z) such Payment Blockage Period shall have been terminated by written notice to the Borrower or the Lenders from the Representative, after which, in the case of clause (x), (y) or (z), the Borrower shall resume making any and all required payments in respect of the Senior Subordinated Obligations, including any missed payments. Notwithstanding any other provisions of this Agreement, no Non-Payment Event of Default on Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period unless such first Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing, shall constitute a new event of default for this purpose). In no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Lenders of the notice referred to in this Section 9.3(b) (the "Initial Blockage Period") and only one such Payment Blockage Period may be commenced within any 360 consecutive days. Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced under this Section 9.3(b) until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period.

            (c) In the event that, notwithstanding the foregoing, the Lenders shall have received any payment prohibited by the foregoing provisions of this
Section 9.3, then and in such event such payment shall be paid over and delivered forthwith to the Representative initiating the Payment Blockage Period, in trust for distribution to the holders of Senior Indebtedness or, if no amounts are then due in respect of Senior Indebtedness, promptly returned to the Borrower, or otherwise as a court of competent jurisdiction shall direct.

            SECTION 9.4. Subrogation to Rights of Holders of Senior Indebtedness. Upon the payment in full in cash of all Senior Indebtedness, the Lenders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on the Loans shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Lenders would be entitled except for the provisions of this Article IX, and no payments over pursuant to the provisions of this Article IX to the holders of Senior Indebtedness by Lenders shall, as among the Borrower, its creditors other than holders of Senior Indebtedness and the Lenders, be deemed to be a payment or distribution by the Borrower to or on account of the Senior Indebtedness.

            If any payment or distribution to which the Lenders would otherwise have been entitled but for the provisions of this Article IX shall have been applied, pursuant to the provisions of this Article IX, to the payment of all amounts payable under the Senior Indebtedness of the Borrower, then and in such case the Lenders shall be entitled to receive from the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of such Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full in cash.

            SECTION 9.5. Provisions Solely to Define Relative Rights. The provisions of this Article IX are and are intended solely for the purpose of defining the relative rights of the Lenders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Borrower, its creditors other than holders of Senior Indebtedness and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay to the Lenders the principal of and interest on the Loans as and when the same shall become due and payable in accordance with their terms; (b) affect the relative rights against the Borrower of the Lenders and creditors of the Borrower other than the holders of Senior Indebtedness; or (c) prevent any Lender from exercising all remedies otherwise permitted by applicable law upon a Default under this Agreement, subject to the rights, if any, under this Article IX and the provisions of Section 8.2 (1) of the holders of Senior Indebtedness in any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Borrower referred to in
Section 9.2 hereof, to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such Lender, or (2) under the conditions specified in Section 9.3, to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 9.3(c) hereof.

            The failure to make a payment on account of principal of or interest on the Loans by reason of any provision of this Article IX shall not be construed as preventing the occurrence of a Default hereunder.

            SECTION 9.6. No Waiver of Subordination Provisions. (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

            (b) Without limiting the generality of subsection (a) of this
Section 9.6, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Lenders, without incurring responsibility to the Lenders and without impairing or releasing the subordination provided in this Article IX or the obligations hereunder of the Lenders to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Borrower and any other Person; provided, however, that in no event shall any such actions limit the right of the Lenders to take any action to accelerate the maturity of the Loans pursuant to Article VIII hereof or to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Agreement.

            SECTION 9.7. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Borrower referred to in this Article IX, the Lenders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Lenders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IX.

            SECTION 9.8. No Suspension of Remedies. Nothing contained in this
Article IX shall limit the right of the Lenders to take any action to accelerate the maturity of the Loans pursuant to Article VIII or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article IX of the holders, from time to time, of Senior Indebtedness.

            SECTION 9.9. Amendments. The provisions of this Article IX may not be amended or modified without the written consent of the "Required Lenders" as defined in the Senior Credit Facility.

            SECTION 9.10. Proofs of Claim. Each Lender hereby agrees that if such Lender does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 8.1(9) or (10) at least 30 days prior to the expiration of the time to file such claim, the lenders under the Senior Credit Facility or the Senior Credit Facility Agent are or is hereby authorized to file an appropriate claim for and on behalf of the Lenders.

            SECTION 9.11. Reinstatement. To the extent any payment of Senior Indebtedness (whether by or on behalf of the Borrower, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

            SECTION 9.12. Additional Definitions. As used in this Article IX, the words "distribution" and "payment" may consist of a distribution, payment or other transfer of assets by or on behalf of the Borrower (including a repayment or prepayment of any Loan) from any source, of any kind or character, whether in cash, securities or other property, by set-off or otherwise.


                                 ARTICLE X

                               MISCELLANEOUS


            SECTION 10.1. Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature pages hereof, or
Schedule I in the case of the Lenders, and receipt thereof is confirmed by telephone or in writing, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section.

            SECTION 10.2. No Waivers. (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

            (b) Subject to Section 9.9, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders; provided, however, that without the consent of each Lender, an amendment or waiver may not (i) reduce the aggregate principal amount of Loans whose Lenders must consent to an amendment or waiver, (ii) reduce the rate or extend the time for payment of interest on the Loans, (iii) reduce the principal amount of or extend the Stated Maturity of the Loans, (iv) make the Loans payable in money or property other than as stated herein or (v) reduce the premium payable upon repayment or prepayment of any Loan prior to the Final Maturity Date (including upon acceleration).

            SECTION 10.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Lenders, their affiliates and each Person, if any, who controls any Lender, or any of their affiliates, within the meaning of the Securities Act or the Exchange Act (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of each Lender, their affiliates and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto) relating to or arising out of, or in connection with, any activities contemplated by any Credit Document or any other services rendered in connection therewith; provided, however, that the Borrower will not be responsible for any claims, liabilities, losses, damages or expenses to the extent they are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith. The Borrower also agrees that no Indemnified Party shall have any liability for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Borrower in connection with this Agreement except to the extent they are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith.

                  If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Borrower under this Agreement, such Indemnified Party shall promptly notify the Borrower in writing and the Borrower shall, if requested by such Indemnified Party or if the Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Borrower shall not affect any obligations the Borrower may have to such Indemnified Party under this Agreement or otherwise unless the Borrower is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Borrower has failed to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Borrower, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Borrower, in which case, if such Indemnified Party notifies the Borrower in writing that it elects to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the Lenders. The Borrower shall not be liable for any settlement of any such action effected without the written consent of the Borrower (which shall not be unreasonably withheld) and the Borrower agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Borrower. In addition, the Borrower will not, without the prior written consent of the Lenders, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express, unconditional release of the Lenders and the other Indemnified Parties, satisfactory in form and substance to the Lenders, from all liability arising out of such action, claim, suit or proceeding.

                  If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless to the extent specified therein, then in lieu of indemnifying such Indemnified Party, the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Borrower on the one hand and by the Lenders on the other from the transactions contemplated by this Agreement or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Borrower on the one hand and the Lenders on the other, but also the relative fault of the Borrower and the Lenders as well as any other relevant equitable considerations. Notwithstanding the provisions of this Section 10.3, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by the Lenders pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Borrower on the one hand and the Lenders on the other with respect to the transactions contemplated hereby shall be deemed to be in the same proportion as (x) the total value of the transactions contemplated hereby bears to (y) the fees paid to the Lenders with respect to the transactions contemplated hereby.

                  The indemnification, contribution and expense reimbursement obligations set forth in this Section 10.3 (i) shall be in addition to any liability the Borrower may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of this Agreement and the other Credit Documents and the payment in full of the Loans and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Lenders or any other Indemnified Party.

                  SECTION 10.4. Expenses; Documentary Taxes. The Borrower agrees to pay all reasonable out-of-pocket costs, expenses and other payments in connection with the making of the Loans as contemplated by this Agreement, including (i) all reasonable fees and disbursements of Cahill Gordon & Reindel incurred in connection with the preparation of the Credit Documents, (ii) all reasonable out-of-pocket expenses of the Lenders, including fees and disbursements of one firm of legal counsel, in connection with any waiver or consent hereunder or under any other Credit Document or any amendment hereof or thereof and

(iii) all out-of-pocket expenses of the Lenders, including fees and disbursements of their counsel, in connection with any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

                  SECTION 10.5. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto subject to the following paragraphs (a) and (b); provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of each of the Lenders.

                  (b) Any Lender (or any Lender together with one or more other Lenders) (any such Lender, an "Assignor Lender") may assign all or a portion of such Lender's Loans to any Person (any such Person, an "Assignee Lender"); provided that (i) the Assignor Lender and the Assignee Lender shall execute and deliver an Assignment Agreement in the form of Exhibit E and upon such execution and delivery the Assignee Lender shall be deemed automatically to have become a party hereto and shall have the rights and obligations of a Lender hereunder and under the other Credit Documents, (ii) at such time Schedule I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders and (iii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender's indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender to the extent needed to reflect the revised outstanding Loans. Each Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Assignment Agreement, shall be released from its obligations hereunder and under the other Credit Documents.

                  (c) Any Lender may grant participations in its Loans hereunder; provided that the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under each Loan Document, the participant shall not have any rights under this Agreement or any of the other Credit Documents (other than with respect to those provisions of this Agreement which may not be amended without the consent of each Lender affected thereby) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

                  (d) The Borrower shall maintain at its principal office a register (the "Register") on which it shall record the name and address of each Lender from time to time hereunder, the principal amount of the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The Borrower agrees to record any assignment upon receipt by it of notice thereof by the Assignor Lender or the Assignee Lender pursuant to Section 10.1.

                  (e) The Borrower agrees that it shall maintain the Register and take such other actions to ensure that the interest, fees, principal and any other amounts paid with respect to the Loans will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax; provided that such amounts are not effectively connected with a United States trade or business of the lender of such Loan.

                  (f) All payments made by the Borrower pursuant to this Agreement shall be made free and clear of, and without deduction or withholding for, any United States withholding taxes; provided that each Lender that is not a U.S. person as such term is defined in Section 7701(a)(30) of the Code delivers to the Borrower, on or prior to such Person becoming a Lender under this Agreement, a complete original signed copy of IRS form W8-BEN certifying to such Lender's entitlement to complete exemption from United States withholding tax with respect to payments to be made under this Agreement.

                  SECTION 10.6. New York Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed in that state. Each party hereto hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to the Credit Documents or the transactions contemplated thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                  SECTION 10.7. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

                  SECTION 10.8. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held by a court of competent jurisdiction to be invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall in no way be affected thereby; provided, however, that the parties shall negotiate in good faith to replace the offending provision or application with a substitute provision or application that will have substantially the same economic effect. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  SECTION 10.9. Entire Agreement; Benefit. This Agreement, the other Credit Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents.

                  SECTION 10.10. Headings. Article and Section headings and the Tables of Contents and Exhibits and Schedules are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                  SECTION 10.11. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

                                   BORROWER:

                                   GLOBAL ENERGY EQUIPMENT GROUP, L.L.C.


                                   By: /s/ Larry Edwards
                                       -----------------------------------------
                                       Name:  Larry Edwards
                                       Title: Chief Financial Officer

                                   Address:   6120 South Yale, Suite 1480
                                              Tulsa, OK 74136
                                   Attention: Chief Financial Officer
                                   Telecopy:  (918) 488-8389

                                   LENDERS:

                                   DLJ CAPITAL FUNDING, INC.

                                   By: /s/ James L. Paradise
                                       -----------------------------------------
                                       Name:  James L. Paradise
                                       Title: Senior Vice President

                                   GOLDEN TREE ASSET MANAGEMENT, L.P.
                                   AS AGENT FOR DEUTSCHE BANK SHARPS PIXLEY INC.

                                   By: /s/ Thomas H. Shandell
                                       -----------------------------------------
                                       Name:  Thomas H. Shandell
                                       Title:



                                   GOLDEN TREE ASSET MANAGEMENT, L.P.
                                   AS AGENT FOR HIGHBRIDGE INTERNATIONAL LLC

                                   By: /s/ Thomas H. Shandell
                                       -----------------------------------------
                                       Name:  Thomas H. Shandell
                                       Title:



                                   GOLDEN TREE ASSET HIGH YIELD PARTNERS, L.P.

                                   By: /s/ Thomas H. Shandell
                                       -----------------------------------------
                                       Name:  Thomas H. Shandell
                                       Title:

                                   MAGNETITE ASSET INVESTORS L.L.C.

                                   By: BLACKROCK FINANCIAL MANAGEMENT, INC.,
                                       AS MANAGING MEMBER

                                   By: /s/ Dennis M. Schaney
                                       -----------------------------------------
                                       Name:  Dennis M. Schaney
                                       Title: Managing Director

                                                                    Schedule 2.1


                              LENDERS' COMMITMENTS

LENDER                                                                COMMITMENT
------                                                                ----------

DLJ Capital Funding, Inc.                                            $57,000,000

Golden Tree Asset Management, L.P., as                               $ 1,000,000
     agent for Highbridge International LLC

Golden Tree Asset Management, L.P., as
     agent for Deutche Bank Sharps Pixley Inc.                       $ 1,000,000


Golden Tree High Yield Partners, L.P.                                $ 1,000,000

Magnetite Asset Investors L.L.C.                                     $ 7,500,000